UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
——————————
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
NN, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NN, Inc.	www.nninc.com

6210 Ardrey Kell Road, Suite 120 Charlotte, North Carolina 28277 phone: 980-264-4300 • fax: 980-264-4389
April 4, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of NN, Inc., which will be held on Tuesday, May 14, 2024, at 10:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.
Stockholders will be asked to vote on the matters described in the Proxy Statement. You are urged to read the Proxy Statement carefully before voting.
You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the proxy card; (ii) telephone; (iii) Internet; or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Harold C. Bevis
President and Chief Executive Officer

NN, INC.
6210 Ardrey Kell Road, Suite 120
Charlotte, North Carolina 28277
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Tuesday, May 14, 2024, at 10:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277, for the following purposes:
(1)    To elect the seven directors each named herein to serve for a term of one year;
(2)    To approve the Amended and Restated 2022 Omnibus Incentive Plan;
(3)    To cast an advisory (non-binding) vote to approve the compensation of our named executive officers;
(4)    To cast an advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2024; and
(5)    To vote on any other business as properly may come before the Annual Meeting.
Our Board of Directors recommends a vote “FOR ALL” director nominees in Item 1, “FOR” Items 2, 3 and 4, and for any business that may properly come before the Annual Meeting, subject to the discretion of the appointed proxies. Details regarding each of the first four items are contained in the accompanying Proxy Statement.
The record date for the Annual Meeting is March 20, 2024. If you hold shares of our common stock at the close of business on March 20, 2024, you are entitled to vote at the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT.
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR BY MAILING YOUR COMPLETED AND SIGNED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Michael C. Felcher
Chief Financial Officer and Corporate Secretary

Charlotte, North Carolina
April 4, 2024
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2024
Our Proxy Statement for the Annual Meeting, Proxy Card and Annual Report are available at www.proxyvote.com.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our performance during 2023, please review our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission on March 12, 2024.
2024 Annual Meeting Information

Time and Date:	10:00 a.m., Eastern Time, on Tuesday, May 14, 2024

Location:	Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277

Record Date:	March 20, 2024

Voting:
Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 49,539,158 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote
We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in our future. You can vote using one of the following methods:
•    Completing and mailing the proxy card;
•    By telephone at (800) 690-6903;
•    By Internet at www.proxyvote.com; and
•    In person at the Annual Meeting.
If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.
Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation
Proposal I	Election of the seven directors each named herein to serve for a term of one year	“FOR ALL”

Proposal II	Approval of the Amended and Restated 2022 Omnibus Incentive Plan	“FOR”

Proposal III	Advisory (non-binding) vote to approve the compensation of our named executive officers	“FOR”

Proposal IV	Advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as our registered independent public accounting firm	“FOR”

Director Nominees
The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Positions with Company	Committee Memberships	Independent
Raynard D. Benvenuti	68	2020	Director	AC, CC	Yes
Harold C. Bevis	64	2023	Director, President and Chief Executive Officer	None	No
Christina E. Carroll	58	2019	Director	AC, GC	Yes
João Faria	59	2021	Director	CC, GC	Yes
Dr. Rajeev Gautam	71	2021	Director	AC, CC	Yes
Jeri J. Harman	66	2019	Director, Non-Executive Chairman	CC, GC	Yes
Thomas H. Wilson, Jr.	62	2019	Director	AC, GC	Yes
AC – Audit Committee; CC – Compensation Committee; GC – Governance Committee
Corporate Governance Summary
We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability for our Board of Directors and management, and helps build public trust in us. Highlights of our corporate governance policies and practices include:
•Annual election of all directors of the Company;
•All independent directors, except for our Chief Executive Officer;
•Independent presiding Chairman of the Board of Directors;
•Standing committees consist entirely of independent directors;
•Risk oversight by our Board of Directors and our standing committees;
•Regular executive sessions of independent directors;
•Executive compensation driven by pay-for-performance philosophy;
•Majority voting for uncontested director elections;
•Limits on directors’ service on other public company boards and audit committees;
•Incentive compensation recoupment (clawback) policy applicable to any incentive-based compensation awards issued to our executive officers; and
•Engagement of an independent compensation consultant to support our efforts of further aligning executive compensation with our stockholders’ interests.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: EACH OF THE ANNUAL REPORT, NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT
FOR
2024 ANNUAL MEETING OF STOCKHOLDERS
NN, INC.
6210 Ardrey Kell Road, Suite 120
Charlotte, North Carolina 28277

Proxies are being solicited by the Board of Directors of NN, Inc., or the Board, in connection with the 2024 Annual Meeting of Stockholders of NN, Inc., or the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the proxy card.
In connection with our solicitation of proxies, as permitted by the rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, we are making this proxy statement for the Annual Meeting, or this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2023 available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Beginning on or about April 4, 2024, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, that contains instructions on how stockholders may access and review all of the proxy materials and how to vote. Also, beginning on or about April 4, 2024, we are mailing printed copies of the proxy materials to stockholders that previously requested printed copies or who meet certain ownership thresholds. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you receive a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.
In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of our executive office is 6210 Ardrey Kell Road, Suite 120, Charlotte, North Carolina 28277. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.
Annual Meeting Date, Time and Location
The Annual Meeting will be held on Tuesday, May 14, 2024, at 10:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.
Record Date
Stockholders of record of our common stock, par value $0.01 per share, or the common stock, as of the close of business on March 20, 2024, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 49,539,158 shares of common stock were issued and outstanding.
Voting
Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:
•Completing and mailing the proxy card;
•By telephone at (800) 690-6903;
•By Internet at www.proxyvote.com; and
•In person at the Annual Meeting.

Voting for Stockholders of Record
If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
If you vote by proxy and your proxy card is incomplete, or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR ALL” director nominees in Proposal I (Election of Directors), “FOR” Proposal II (Approval of the Amended and Restated 2022 Omnibus Incentive Plan), “FOR” Proposal III (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers), and “FOR” Proposal IV (Ratification of Selection of our Registered Independent Public Accounting Firm), and pursuant to the appointed proxy’s discretion for any other business properly brought before the Annual Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.
Voting for Beneficial Owners
If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.
If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal IV (Ratification of Selection of our Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors), Proposal II (Approval of the Amended and Restated 2022 Omnibus Incentive Plan) or Proposal III (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers). As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors, the approval of the Amended and Restated 2022 Omnibus Incentive Plan or the advisory vote to approve the compensation of our named executive officers.
Quorum
A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. Our Inspector of Elections will tabulate the votes and determine whether a quorum is present. On the Record Date, there were 49,539,158 shares of common stock outstanding and entitled to vote. Thus, 24,769,580 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.
Election Process and Majority Voting Standard
Our bylaws provide that the number of directors will be determined by the Board, which has currently set the number at seven. There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

With respect to director nominees in Proposal I (Election of Directors), you may vote “FOR ALL” to vote for all nominees, “WITHHOLD ALL” to withhold authority for all nominees, or “FOR ALL EXCEPT” to withhold authority for one or more specified nominees. Our bylaws provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “FOR” the nominee than votes cast to “WITHHOLD AUTHORITY” for the nominee to be elected. If a director is not elected, he or she has agreed to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within ninety days of the certification of the election results. A director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.
Soliciting Proxies
The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, our officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and they will be reimbursed for any expenses that they incur.
Proxies
Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted “FOR” each of the nominees named herein for election to the Board named in this Proxy Statement, “FOR” the advisory (non-binding) resolution to approve the compensation of our named executive officers, and “FOR” ratification of the selection of Grant Thornton LLP to serve as our registered independent public accounting firm for 2024.
If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity owning common stock, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own common stock with multiple parties, each party should sign the proxy card. If common stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.
Revoking a Proxy
You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•    You may submit another properly completed proxy bearing a later date;
•    You may send a written notice that you are revoking your proxy to NN, Inc., 6210 Ardrey Kell Road, Suite 120, Charlotte, North Carolina 28277 Attention: Secretary; or
•    You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.
Other Matters
Our Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

Votes Required
Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “FOR” the nominee must exceed the votes cast to “WITHHOLD AUTHORITY” for the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. If a nominee fails to receive more “FOR” votes than votes cast to “WITHHOLD AUTHORITY,” and is an incumbent director, the nominee is required to tender his or her resignation to the Board for consideration.
Proposal II: Approval of the Amended and Restated 2022 Omnibus Incentive Plan. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.
Proposal III: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.
Proposal IV: Ratification of Selection of our Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. There will not be a broker non-vote with regard to this proposal.
Submission of Stockholder Proposals
Any stockholder proposal intended to be presented at next year’s annual meeting of stockholders, including stockholder nominations for directors, must be received by us at our executive offices not later than December 2, 2024 in order to be considered for inclusion in our proxy statement and form of proxy for next year’s annual meeting of stockholders. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:
•    the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;
•    the number of NN shares owned;
•    the number of NN derivative securities owned;
•    whether the stockholder holds any proxy or other right to vote on behalf of another;
•    any short interest in any NN security;
•    any rights to dividends on NN shares that are separated or separable from the underlying NN shares;
•    any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the stockholder owns some or all of such entity;
•    any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;
•    any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;
•    any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and
•    any other information reasonably requested by NN.
Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the proxy statement for the 2025 Annual Meeting of Stockholders must be received by us in writing not less than 90 days and not more than 120 days prior to May 14, 2025 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2025 Annual Meeting of Stockholders on or between April 14, 2025 and July 13, 2025. All stockholder proposals should be sent to NN, Inc., Attention: Corporate Secretary, 6210 Ardrey Kell Road, Suite 120, Charlotte, North Carolina 28277.

In addition to satisfying the provisions in our bylaws relating to nominations of director candidates, including the deadline for written notices, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, must provide notice that sets forth the information required by Rule 14a-19 no later than March 15, 2025. If the date of our 2025 Annual Meeting of Stockholders changes by more than 30 calendar days from the date of the first anniversary of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of our 2025 Annual Meeting of Stockholders or the 10th calendar day following public announcement by the Company of the date of our 2025 Annual Meeting of Stockholders.
Householding
The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of the proxy materials or Notice of Internet Availability, as applicable, to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials or Notice of Internet Availability, as applicable, to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.
If you would like to receive more than one set of proxy materials or Notice of Internet Availability, as applicable, we will promptly send you additional copies upon written or oral request directed to our Secretary at 6210 Ardrey Kell Road, Suite 120, Charlotte, North Carolina 28277 or (980) 264-4300. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials or notice in the future, or to request delivery of a single copy of our proxy materials or notice if you are receiving multiple copies.
Results of the 2024 Annual Meeting
Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, www.nninc.com, following the report’s filing the SEC within four business days of the Annual Meeting.

PROPOSAL I: ELECTION OF DIRECTORS
Seven directors will be elected to the Board at the Annual Meeting to each serve for a term of one year or until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal. The Board has nominated for election: Raynard D. Benvenuti, Harold C. Bevis, Christina E. Carroll, João Faria, Dr. Rajeev Gautam, Jeri J. Harman, and Thomas H. Wilson, Jr., each a current director of the Company. Additional information about each of these nominees can be found under “Information about the Directors and Director Nominees” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships among any director, executive officer or person nominated or chosen to be a director or executive officer known to us.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS.
Information about the Directors and the Director Nominees
The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current or proposed term expires, and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions
Raynard D. Benvenuti	68	2020	2024	Director Nominee
Harold C. Bevis	64	2023	2024	Director Nominee, President and Chief Executive Officer
Christina E. Carroll	58	2019	2024	Director Nominee
João Faria	59	2021	2024	Director Nominee
Dr. Rajeev Gautam	71	2021	2024	Director Nominee
Jeri J. Harman	66	2019	2024	Director Nominee, Non-Executive Chairman
Thomas H. Wilson, Jr.	62	2019	2024	Director Nominee
Raynard D. Benvenuti has been a member of the Board since January 2020 and serves as Chair of the Compensation Committee. Mr. Benvenuti founded Concord Investment Partners, a boutique investment and advisory firm that invests in engineering-centric industries including aerospace, automotive and industrial manufacturing/distribution companies in 1996, and continues to serve as its Managing Director. Mr. Benvenuti currently serves on the Board of Directors of Superior Industries International, Inc. (NYSE: SUP), an international manufacturer of automotive aluminum wheels. From 2007 to 2015, Mr. Benvenuti served as a Managing Partner, Managing Director, and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group, L.P. (“Greenbriar”), a private equity group focused on transportation-related enterprises. While at Greenbriar, Mr. Benvenuti served as a director on five boards, three as Chairman, including as Chairman and interim CEO of Align Aerospace, LLC, an aerospace hardware distribution company. From 2002 until its sale to GKN plc in 2006, Mr. Benvenuti served as the President and CEO of Stellex Aerostructures, Inc., a manufacturer of large structural components for commercial and military aircraft. Prior to 2002, he worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm, where he advised high technology and industrial sector clients in the areas of strategic planning and operational improvement.
Mr. Benvenuti brings to the board extensive experience as a senior executive, director and advisor to various aerospace, automotive and manufacturing companies, including in turnaround and highly leveraged situations, as well as valuable strategic, financial, operational and corporate governance expertise.
Harold C. Bevis has been a member of the Board and our President and Chief Executive Officer since May 2023. Mr. Bevis has more than 25 years of business leadership, including more than 20 years’ experience in the CEO role at a number of companies. He was previously President and CEO of Commercial Vehicle Group, Inc. (“CVGI”) from March 2020 to May 2023, a publicly traded manufacturer of electrical, mechanical and seating systems for electric and internal combustion engine commercial vehicles, as well as warehouse automation and robotic systems to retailers and ecommerce shippers. At CVGI, Mr. Bevis demonstrated a track record of driving new business wins in the electric vehicle industry and he repositioned CVGI towards electrification, automation and connectivity. Prior to his experience at CVGI, Mr. Bevis was Chairman and CEO of Boxlight from January 2020 to March 2020, a startup company focused on education technology solutions. Previously, Mr. Bevis led a number of companies in the packaging industry, including as President and CEO of Xerium Technologies, Inc., Chairman and CEO of Prolamina, and President and CEO of Pliant Corporation.

Mr. Bevis has broad strategic, operational, management and governance experience. He has over 25 years of experience in senior and executive management positions with multi-national corporations including responsibility for determining and executing successful business growth, profit improvement, building high performing teams, and being a responsible corporate citizen. Mr. Bevis has also served on eight Boards of Directors and on Audit, Compensation and Governance Committees of Boards. Mr. Bevis earned a Master of Business Administration degree from Columbia Business School and a Bachelor of Science degree in Industrial Engineering from Iowa State University.
Christina E. Carroll has been a member of the Board since December 2019 and serves as the Chair of the Governance Committee. Since 2012, Ms. Carroll has been a managing director at Stout Risius Ross, LLC (“Stout”), a global investment bank and advisory firm, where she has been responsible for advising clients on valuation, fairness opinions, co-investments and other transaction related advice across multiple industries. Prior to joining Stout, Ms. Carroll was a director of financial advisory services at Houlihan Lokey, Inc. She also previously held managerial positions at Ernst & Young LLP, including a partner in valuation and transaction advisory services, and is a Chartered Financial Analyst.
Ms. Carroll brings to the board over 35 years of experience in finance, valuation, strategy, capital markets, restructuring, and mergers and acquisitions. This experience, and her prior service as a director of The Chefs’ Warehouse, a publicly traded company, and Stout, a private company, enables her to provide important perspectives to the Board.
João Faria was appointed to the Board in April 2021. Until his retirement in March 2023, Mr. Faria served as President of the Vehicle Group/eMobility at Eaton Corporation, a global power management company providing energy-efficient products and services to help customers effectively manage electric, hydraulic, and mechanical power. Previously, in his over three-decade career in engineering and manufacturing, Mr. Faria held a variety of leadership positions at Eaton, including President Corporate Latin America, Vice President Eaton Electric Latin America, Americas Regional President for Hydraulics Group, and President of Eaton Powertrain Specialty Control Operation Worldwide.
Mr. Faria brings decades of manufacturing and engineering experience to the Board, with a specific focus on the electric vehicle market. This global leadership experience enables him to bring valuable perspective to our Board.
Dr. Rajeev Gautam was appointed to the Board in May 2021. Dr. Gautam served as the President and Chief Executive Officer, Performance Materials and Technologies of Honeywell International, Inc. (NASDAQ: HON), a global provider in developing and manufacturing high-quality performance chemicals and materials, process technologies, and automation solutions, from 2016 until his retirement from Honeywell in September 2021. From 2009 to 2016, Dr. Gautam served as President of Honeywell UOP. He previously served as Vice President of Research and Development, Honeywell UOP, and Vice President and Chief Technology Officer, Performance Materials and Technologies. Dr. Gautam began his career with Union Carbide in 1978, which became part of a joint venture with Honeywell UOP in 1988. Throughout his career, Dr. Gautam has championed innovative solutions for industry needs and has been responsible for the development and commercialization of a broad range of catalytic and separations applications for the refining, petrochemical and gas processing industries.
Dr. Gautam brings substantive experience as a senior executive to manufacturing companies, and his current service as a senior executive for a publicly traded company, enables him to bring valuable insight, knowledge and experience to the Board.
Jeri J. Harman has been a member of the Board since February 2019. She was appointed Non-Executive Chairman of the Board, effective January 4, 2021. Ms. Harman is a Founder & Chairman of Avante Capital Partners. With over $900 million of capital under management, Avante makes unitranche and subordinated debt and minority equity investments to finance buyouts, minority recaps, acquisitions and growth. In 2018, Avante Capital Partners was named Small Business Investment Company of the Year by the U. S. Small Business Administration. The firm was also named Women-Owned Firm of the Year 2018 by Private Equity Women Investor Network. Prior to founding Avante, Ms. Harman started-up and led the Los Angeles offices for two multi-billion publicly traded private equity and mezzanine investment funds – American Capital and more recently Allied Capital, where she was also a member of Allied’s Investment Committee.
Ms. Harman has over 40 years of financing experience, involving well over $2 billion in aggregate investments. She has extensive experience in value creation, capital allocation, mergers and acquisitions and financial strategy matters. These skills, along with her broad background in management and organizational development, strategic planning, risk management and balance sheet management, and her service on the boards of a number of private companies, enables her to bring valuable insights to our Board.

Thomas H. Wilson, Jr. has been a member of the Board since December 2019 and serves as Chair of the Audit Committee. Mr. Wilson is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies. Prior to joining DecisionPoint in 2008, he served as Chairman and CEO of NuTech Solutions from 2004 to 2008, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions. Mr. Wilson is a member of the board of directors of Jack Henry & Associates, Inc., a financial services technology company, and serves as the Chair of its Audit Committee and a member of the Compensation Committee.
Mr. Wilson has over 35 years of business experience and has significant buy-side and sell-side transaction experience. He has a strong background in financial controls, auditing, financial management and accounting, and mergers and acquisitions. Mr. Wilson’s years of senior-level executive management and financial experience, and current service as the chair of the audit committee of a publicly traded company, brings valuable knowledge and experience to the Company’s Audit Committee.
Diversity Matrix
The following table summarizes certain self-identified characteristics of our directors, in accordance with Nasdaq Listing Rules 5605(f) and 5606.
NN, Inc. Board Diversity Matrix as of April 4, 2024

Total Number of Directors	7
Part I: Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Compensation of Directors
In 2023, directors who are not employees of the Company were paid an annual retainer of $230,000, consisting of $80,000 of cash paid quarterly in equal installments and $150,000 of shares of restricted stock, which vests one year from the date of grant. Our Non-Executive Chairman received an additional retainer of $75,000, the Chair of the Audit Committee received an additional retainer of $15,000, the Chair of the Compensation Committee received an additional retainer of $12,500 and the Chairman of the Governance Committee received an additional retainer of $10,000. Mr. Bevis, our current President and Chief Executive Officer, and Mr. Veltman, our former President and Chief Executive Officer, were the only directors who were also employees of the Company. Messrs. Bevis and Veltman did not receive any compensation for their service as directors. We reimburse all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.

The table below provides information about the compensation our non-employee directors received during 2023.
Director Compensation Table For 2023

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Benvenuti	$92,500	$149,999	$242,499
Mr. Brunner (2)	60,000	298,596	358,596
Ms. Carroll	90,000	149,999	239,999
Mr. Faria	80,000	149,999	229,999
Dr. Gautam	80,000	149,999	229,999
Ms. Harman	155,000	149,999	304,999
Dr. Kuran (2)	60,000	298,596	358,596
Mr. Wilson	95,000	149,999	244,999
_______________
(1)    Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 140,186 shares of restricted stock awarded on April 1, 2023 to each director. The restricted stock awards to directors vest in their entirety on the first anniversary of the date of grant.
(2)    In connection with the retirements of Mr. Brunner and Dr. Kuran effective August 23, 2023, their 2023 stock awards were vested, and in accordance with FASB ASC Topic 718, the value of the awards was adjusted to reflect the stock price on this date.
Committees of the Board
Audit Committee. The Audit Committee consists of Thomas H. Wilson, Jr., who serves as the Chair of the Committee, Mr. Benvenuti, Ms. Carroll and Dr. Gautam. All members of the Audit Committee are independent as defined by Nasdaq rules, and Mr. Wilson has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:
•    oversee that management has maintained the reliability and integrity of our accounting policies, financial reporting and disclosure practices;
•    oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function and internal controls regarding cybersecurity;
•    oversee that management has established and maintains processes to assure compliance with all applicable laws, regulations and corporate policies including the Code of Business Conduct and Ethics;
•    engage our registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;
•    preapprove all permissible non-audit related services provided by the registered independent public accounting firm;
•    review the independence and evaluate the performance of the registered independent public accounting firm;
•    oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;
•    oversee that management has established and maintains proper information system controls and security;
•    review the effectiveness of our accounting and financial controls with our registered independent public accounting firm;
•    review and discuss with management and the registered independent public accounting firm the results of our annual audit and our quarterly financial statements;
•    review and recommend to the Board that the financial statements be included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;
•    review and approve earnings press releases; and

•    establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.
The Audit Committee has a written charter, which can be found on our website at www.nninc.com. The Audit Committee met nine times in 2023.
Compensation Committee. The Compensation Committee consists of Raynard D. Benvenuti, who serves as Chair of the Committee, Mr. Faria, Dr. Gautam and Ms. Harman. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:
•    annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;
•    review and approve our executive compensation policies and practices;
•    supervise the administration of our employee benefit plans, including the NN, Inc. 2022 Omnibus Incentive Plan;
•    retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;
•    review and approve annually for senior executives of the Company: (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance agreements, and change in control agreements/provisions; and (e) special or supplemental benefits;
•    review annually the risks that arise from our compensation policies and determine whether such risks are reasonably likely to have a material adverse effect; and
•    review and assess our senior management succession plan on an annual basis.
The Compensation Committee has a written charter, which can be found on our website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met six times in 2023.
Governance Committee. The Governance Committee consists of Christina E. Carroll, who serves as Chair of the Committee, Messrs. Faria and Wilson and Ms. Harman. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:
•    review and recommend qualified candidates for membership on the Board;
•    provide oversight of the Company’s environmental and social initiatives;
•    establish procedures for the retirement or replacement of Board members;
•    establish a process and criteria for Board membership;
•    review a candidate’s qualifications and any potential conflicts with our interests;
•    assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;
•    oversee the annual evaluation of the Board and its Committees;
•    establish a process and criteria for Committee membership and each Committee’s chair;
•    develop and maintain our Governance Principles;
•    oversee the process of providing information to the Board; and
•    provide oversight and review the Board performance on an annual basis.
In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders.
In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.
A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests.
In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. Although we do not have a formal policy regarding diversity, it is a very important factor in the Committee’s consideration of candidates. Among our seven nominees for election to the Board, two self-identify as women, and two other members self-identify as an individual from an underrepresented community (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender). The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.
The Governance Committee has a written charter, which can be found on our website at www.nninc.com. The Governance Committee met five times in 2023.
The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Mr. Benvenuti	X	Chair
Ms. Carroll	X		Chair
Mr. Faria		X	X
Dr. Gautam	X	X
Ms. Harman		X	X
Mr. Wilson	Chair		X
Board Leadership
The Board is responsible for overseeing that our business is managed to meet our strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the standing committees of the Board are chaired and comprised solely of independent Board members. During 2023, our independent, non-management directors regularly met without management present.
The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by Jeri J. Harman, the Chairman of the Board and an independent director. Ms. Harman has served as our Chairman since January 2021 and has performed the responsibilities prescribed to her by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.
The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Ms. Harman, an independent director, has extensive experience in capital allocation, mergers and acquisitions and financial strategy matters. These skills, along with her broad background in management and organizational development, strategic planning and balance sheet management, and her service on the boards of a number of private companies, enables her to bring valuable insights to our board, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute our strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.

Board Independence
Shares of our common stock are traded on the Nasdaq Global Select Market, and as such, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our Board and its Committees and the independence of each director. Based upon information requested from and provided by each director and nominee to become director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors or nominees to become director, other than Mr. Veltman, who is our President and Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our Board also determined that none of our former directors, had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each such director was “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules during his or her respective period of service as a director during 2023. In making each of these determinations, our Board considered the relationships that each such director and nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence.
Board and Committee Performance Evaluations
Our Board and each of its Committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluation. Every year we conduct interviews of each director to obtain their assessment of the effectiveness of the Board and the Committees, individual director performance (every three years) and Board of Directors’ dynamics. Our Governance Committee Chair and our General Counsel then report the results of these interviews at meetings of the Governance Committee and our Board of Directors, where the results are discussed. In addition, the Chair of each Committee guides an annual self-evaluation discussion among the Committee members. The results of the Committee self-evaluations are also reported to our Board of Directors for review and discussion.
After a review of governance policies and commitment to operating consistently with best practices in corporate governance, the number of directors was reduced from nine to seven members. As a result, Mr. Brunner and Dr. Kuran retired effective August 23, 2023. We believe the smaller, more efficient Board will reduce corporate costs while maintaining the independence and experience needed to guide our management team and drive value creation for the Company’s shareholders.
Board Oversight of Risk
The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board.
The Board and its standing committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight, including operational, financial, legal and regulatory, environmental, social and governance (“ESG”), and strategic and reputational risks.
The Board has delegated certain risk management responsibility to its standing committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory, and cybersecurity matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of our accounting policies and financial reporting and disclosures. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board, the evaluation of Board members and our ESG strategy and initiatives. The Compensation Committee is responsible for evaluating, approving and monitoring our executive compensation plans, policies and programs and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to our compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.

Board Oversight of Environment, Social and Governance Matters
We are committed to operating in an ethical and sustainable manner that benefits all our stakeholders, including investors, customers, employees and the communities we serve. We have established company-wide environmental, human rights, and labor rights policies that outline the Company’s standards for all business operations. The Board and the Governance Committee have oversight responsibility for strategy and policies related to ESG issues. More information on these policies can be found in the “Sustainability” section of our website at www.nninc.com, including our ongoing ESG efforts related to safety, quality, environmental, community engagement and corporate governance. The following are a few highlights of NN’s ESG positions and policies:
Environmental, Safety and Social Initiatives - The Company maintains an environmental, health and safety policy, and in 2021 we conducted a comprehensive gap analysis and developed an action plan for the implementation of sustainability and corporate social responsibility initiatives, which includes a review of our social policies and practices in order to enhance our oversight and transparency with respect to sustainability matters. We publish a sustainability report annually, and in our latest report we outlined two initiatives we are launching to improve diversity and reduce emissions company-wide by the year 2030.
Board Diversity - We are committed to bringing a diverse set of perspectives and experiences to the Board. We have two female directors serving on the Board, one of whom serves as Chairman of the Board and the other as Chair of the Governance Committee, and two directors who identify as members of underrepresented minorities.
Code of Conduct and Ethics - The Company maintains a Code of Conduct and Ethics which is provided in six languages and applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. Our entire global team receives annual training on and certifies that they have read and understood our Code of Conduct and Ethics.
Supply Chain Sustainability - As a multi-national company that sources from suppliers from around the world, we recognize the need for our suppliers to abide by and exceed various environmental, social, and economic regulations and standards both from an international perspective and on a country by country basis for countries where our suppliers operate. We manage these risks and regulatory issues in our supply chain primarily through our policies and procedures, in which we outline our expectations of our suppliers.
Health, Safety and Wellness - We work to minimize the risks associated with the tasks our employees perform, and we take our responsibility for our employees’ health and safety very seriously. Our employees receive appropriate and necessary safety training to both protect their own health and safety as well as the people, equipment, and environment around them. We maintain comprehensive safety programs focused on identifying hazards and eliminating risks that can lead to workplace injuries.
Attendance at Board and Committee Meetings
The Board met nine times in 2023 with all independent directors in attendance. In addition, the Directors were in attendance for all of the meetings held by all committees of the Board on which they served. While we do not have a policy requiring attendance by directors at the Annual Meeting, all then current directors attended our annual meeting of stockholders in 2023.
Communicating with the Board
Stockholders and other interested parties may contact the Board, any of its standing committees, its independent directors, or any individual director by sending correspondence to NN, Inc., 6210 Ardrey Kell Road, Suite 120, Charlotte, North Carolina 28277, Attention: Corporate Secretary. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.
Code of Conduct and Ethics
Our Board has adopted a Code of Conduct and Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Conduct and Ethics is available in the “Code of Ethics” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Conduct and Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

Principles of Corporate Governance
The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.
Beneficial Ownership of Common Stock
Security Ownership of Management. The following table shows, as of March 20, 2024 and based on 49,539,158 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to us by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)
Raynard D. Benvenuti	320,984	(3)	*
Harold C. Bevis	1,500,000		3.03%
Christina E. Carroll	261,297		*
João Faria	257,843		*
Michael C. Felcher	219,930	(4)	*
Timothy M. French	330,000		*
Dr. Rajeev Gautam	277,809	(5)	*
Jeri J. Harman	301,416		*
D. Gail Nixon	150,683	(6)	*
Warren A. Veltman	398,089	(7)	*
J. Andrew Wall	29,826	(8)	*
Thomas H. Wilson, Jr.	338,465		*
All directors and executive officers as a group (12 persons)	4,386,342	(9)	8.85%
_____________________
*    Less than 1%
(1)    The address of each beneficial owner is c/o NN, Inc., 6210 Ardrey Kell Road, Suite 120, Charlotte, North Carolina 28277.
(2)    Computed in accordance with Rule 13d-3 of the Exchange Act. Includes shares of common stock subject to options exercisable within 60 days of March 20, 2024, and shares of restricted stock for which the indicated persons have sole voting power but not sole investment power.
(3)    Includes 20,000 shares of common stock held by the Raynard Benvenuti 2009 Revocable Trust and 55,000 shares of common stock held by Benvenuti Holdings LLC.
(4)    Includes 10,200 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2024.
(5)    Includes 10,000 shares owned by the Rajeev Gautam Trust and 50,000 shares owned by MFG Enterprises LLC.
(6)    Includes 13,200 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2024.
(7)    Mr. Veltman retired from his positions as Director, President and Chief Executive Officer on May 21, 2023. Includes 3,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2024.
(8)    Mr. Wall resigned from the Company effective as of June 30, 2023.
(9)    Includes, in the aggregate, 26,400 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2024.

Security Ownership of Certain Beneficial Owners. The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 20, 2024 and based on 49,539,158 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Corre Partners Management, LLC (1)	6,423,537	12.97%
Legion Partners Asset Management, LLC (2)	4,372,551	8.83%
________________
(1)    Amount based on Schedule 13D/A filed on May 4, 2023 with the SEC by Corre Partners Management, LLC, or Corre. The Schedule 13D/A states that Corre and certain of its affiliates, including Corre Opportunities Qualified Master Fund, LP, or Corre Fund, have shared voting power with respect to 6,423,537 shares and shared dispositive power with respect to 6,423,537 shares. The principal business address of Corre is 12 East 49th Street, 40th Floor, New York, New York 10017. Corre Fund, and certain of its affiliates have shared voting power with respect to 5,517,802 shares and shared dispositive power with respect to 5,517,802 shares. The principal business address of Corre Fund is 12 East 49th Street, 40th Floor, New York, New York 10017.
(2)    Amount based on Schedule 13D/A filed on May 26, 2023 with the SEC by Legion Partners Asset Management, LLC, or Legion. The Schedule 13D/A states that Legion and certain of its affiliates have shared voting power for up to 4,372,551 shares and shared dispositive power for up to 4,372,551 shares. The principal business address of Legion is 12121 Wilshire Blvd., Suite 1240, Los Angeles, CA 90025.
Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. These persons also are required by SEC regulations to furnish us with copies of all filed reports.
Based solely on its review of the copies of these reports furnished to us for the year ended December 31, 2023, we are not aware of any instance of noncompliance with Section 16(a) by our directors, executive officers or owners of more than 10% of the common stock, with the exception of one Form 3 and one Form 4 for Timothy M. French, our Chief Operating Officer, in August 2023, which were not timely filed due to administrative delays upon Mr. French’s hiring and designation as an executive officer.

PROPOSAL II: APPROVAL OF THE AMENDED AND RESTATED 2022 OMNIBUS INCENTIVE PLAN
Introduction
On March 19, 2024, the Board unanimously adopted and approved the NN, Inc. Amended and Restated 2022 Omnibus Incentive Plan (the “2022 Plan,” and as further amended and restated, the “Amended 2022 Plan”), subject to approval by our stockholders at the Annual Meeting. The Amended 2022 Plan would increase the number of shares of the Company’s common stock authorized for issuance thereunder by 1,500,000 shares, from an aggregate of 3,700,000 shares to 5,200,000 shares.
In determining to amend and restate the 2022 Plan, subject to stockholder approval, the Board considered various factors, including the following:
•As of the Record Date, March 20, 2024, 804,653 shares remain available for grant under our prior equity compensation plans, including the 2022 Plan. Based on historical usage, the current share price of our common stock and expected practices, and noting that future circumstances may require us to make changes to our expected practices, we estimate that the existing shares available for grant under our prior equity compensation plans would be insufficient to make company-wide equity grants for fiscal 2024.
•If the Amended 2022 Plan is approved, we would have 2,304,653 shares authorized for issuance for future awards under the Amended 2022 Plan, with 2,304,653 available for issuance as full value awards. The additional shares to be authorized for grant under the Amended 2022 Plan would be dilutive, in the aggregate, to stockholders by up to 3.0% based on the outstanding shares as of the Record Date.
•Based on historical usage and current share price of our common stock, we estimate that the 2,304,653 shares to be authorized for grant under the Amended 2022 Plan, if approved by our stockholders, should be sufficient for us to make equity grants for the next several years, assuming we continue to grant awards consistent with our historical usage and expected practices, and noting that future circumstances may require us to make changes to our expected practices.
•The Amended 2022 Plan was designed to conform with existing best practices in equity incentive plans, which include:
◦fixed term of 10 years;
◦fungible share count;
◦prohibition on liberal share recycling;
◦prohibition on the repricing of stock options or stock appreciation rights;
◦establishment of minimum vesting requirements;
◦recoupment of awards under certain circumstances; and
◦limitations on non-employee director compensation.
Equity compensation is a critical component of our compensation program, and approval of the Amended 2022 Plan is necessary to continue our company-wide equity compensation program for 2024 and beyond. If stockholders do not approve the Amended 2022 Plan, we will be at a competitive disadvantage within our industry. The Board believes the Amended 2022 Plan is essential to our success and in motivating executives and other employees to strive to enhance our growth and profitability. THEREFORE, THE BOARD RECOMMENDS YOU TO VOTE TO APPROVE THE AMENDED 2022 PLAN.
Historical Equity Award Data
The following table sets forth information regarding all outstanding Options and unvested Restricted Shares under all of our prior equity compensation plans as of the Record Date. The last sales price of our common stock on December 29, 2023 and the Record Date, as reported on the Nasdaq Global Select Market, was $4.00 and $4.99 per share, respectively.

Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested Restricted Stock/PSU Outstanding(1)	Number of Shares Available for Grant Under All Prior Equity Compensation Plans
207,399	$13.88	3.8	2,821,282	804,653
____________
(1)    This amount includes all total outstanding full value awards from all prior equity compensation plans and excludes inducement equity awards granted outside of the Company’s stockholder-approved equity incentive plan, which include (i) 1,500,000 RSUs and 2,500,000 PSUs granted to Mr. Bevis on May 22, 2023 and (ii) 330,000 RSUs and

560,000 PSUs granted to Mr. French on August 10, 2023. See page 30 in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.
The table below sets forth our burn rate for each of the last three fiscal years and the three-year average burn rate. Burn rate is calculated as (i) the number of stock options and time-based restricted stock granted, plus (ii) the number of performance stock units (PSUs) earned, divided by (iii) the weighted average basic common shares outstanding in the year indicated.

Fiscal Year	(a) Options Granted	(b) Restricted Stock Grant(1)	(c) PSUs Earned	(d) = (a) : (c) Total Granted/Earned	(e) Weighted Average Basic Common Shares Outstanding	(d) / (e) Burn Rate
2023	—	1,952,184	66,839	2,019,023	46,738,000	4.3%
2022	—	897,012	—	897,012	44,680,000	2.0%
2021	—	458,925	—	458,925	44,011,000	1.0%
____________
(1)    Amount excludes PSUs granted in 2021, 2022 and 2023.
Summary of the Amended 2022 Plan
The following summary of the material terms of the Amended 2022 Plan is qualified in its entirety by reference to the complete text of the Amended 2022 Plan as set forth in Appendix A to this Proxy Statement. You should read the complete text of the Amended 2022 Plan for more details regarding the operation of the Amended 2022 Plan.
Purpose. The purpose of the Amended 2022 Plan is to promote our interests and those of our stockholders by attracting and retaining key officers, employees, directors and consultants; motivating such individuals by means of performance-related incentives to achieve long-range performance goals; enabling such individuals to participate in our long-term growth and financial success; encouraging ownership of our stock by such individuals; and linking their compensation to our long-term interests and those of our stockholders.
Administration. The Amended 2022 Plan will be administered by a committee composed of at least two “non-employee directors,” within the meaning of Section 16 of the Exchange Act, and Rule 16b-3 thereunder, each of whom will be “independent” within the meaning of the Nasdaq rules (or such other market or exchange as is the principal trading market for our stock) and the rules and regulations of the SEC. The Board has appointed the Compensation Committee to serve as the administrator of the Amended 2022 Plan. The Compensation Committee will determine eligibility for and designate participants of the Amended 2022 Plan, determine the type and amount of awards to be granted, determine the timing, terms, and conditions of any award, and make other determinations as provided in the Amended 2022 Plan. All decisions and interpretations made by the Compensation Committee with respect to the Amended 2022 Plan will be binding on us and participants. Subject to certain limitations under the Amended 2022 Plan, the Compensation Committee may delegate its authority to our officers or managers to grant, modify, or cancel awards, other than with respect to participants who are subject to Section 16 of the Exchange Act.
Prohibition on Repricing without Stockholder Approval. The Amended 2022 Plan provides that, without the approval of our stockholders, the Compensation Committee may not lower the option price of a stock option after it is granted, lower the grant price of a stock appreciation right, or SAR, after it is granted, cancel a stock option when the option price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a change in control) in exchange for cash or additional awards, cancel a SAR when the grant price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a change in control) in exchange for cash or additional awards, or take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which shares of our common stock are traded.
Eligible Participants. Any current or prospective (i) officer or employee of ours or any of our subsidiaries or affiliates, (ii) member of our board of directors, or (iii) consultant of ours or one of our affiliates (provided that such person is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any of our securities) is eligible to be designated as a participant by the Compensation Committee. However, the vesting and exercise of an award to a prospective employee, director or consultant are conditioned upon such individual attaining such status. The Board must approve awards to directors that are not also employees of ours. As of December 31, 2023, approximately 35 employees, 6 non-employee directors, and an indeterminate number of consultants would be eligible to participate in the Amended 2022 Plan.

Shares Subject to the Amended 2022 Plan. A total of 5,200,000 shares shall be authorized for grant under the Amended 2022 Plan, less one share for every share that was subject to a stock option or SAR granted after the Record Date under the 2022 Plan and one and one-half shares for every share that was subject to an award other than a stock option or SAR granted after the Record Date under the 2022 Plan, all of which shares may be used for the granting of incentive stock options. Any shares that are subject to awards other than stock options or SARs shall be counted against this limit one and one-half shares for every one share granted. The number of shares subject to the Amended 2022 Plan may be adjusted in the event of certain changes in our corporate structure.
If (i) any shares subject to an award under the Amended 2022 Plan are forfeited, an award under the Amended 2022 Plan expires or an award under the Amended 2022 Plan is settled for cash (in whole or in part), or (ii) after the Record Date, any shares subject to an award under the 2022 Plan are forfeited, an award expires or an award under the 2022 Plan is settled for cash (in whole or in part), the shares subject to such award under the Amended 2022 Plan or the 2022 Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for awards under the Amended 2022 Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant: (I) shares tendered by the participant or withheld by us in payment of the purchase price of a stock option under the Amended 2022 Plan or the 2022 Plan, or to satisfy any tax withholding obligation with respect to an award under the Amended 2022 Plan or the 2022 Plan, and (II) shares subject to a SAR under the Amended 2022 Plan that are not issued in connection with the stock settlement of the SAR under the Amended 2022 Plan on exercise thereof, or a SAR under the 2022 Plan and (III) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options under the Amended 2022 Plan or the 2022 Plan.
Any shares that again become available for grant shall be added back as (i) one share for every one share subject to stock options or SARs granted under the Amended 2022 Plan or the 2022 Plan, and (ii) as one and one-half shares for every one share subject to awards other than stock options or SARs granted under the Amended 2022 Plan or the 2022 Plan.
Limitations on Awards. Subject to exceptions for extraordinary circumstances, non-employee directors shall not receive compensation, paid or granted, in any calendar year in excess of $500,000.
Terms and Conditions of Awards. The Amended 2022 Plan permits the grant of stock options, SARs, restricted shares, restricted share units, performance awards (including performance shares and performance units), and other stock-based awards. Stock options granted under the Amended 2022 Plan may be either incentive stock options complying with Section 422 of the Internal Revenue Code, or the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. All other awards may be granted to current or prospective officers, employees, directors and consultants. All awards under the Amended 2022 Plan must be evidenced by an award agreement that may specify the terms and conditions of the award and any rules applicable thereto.
Stock Options. A stock option represents the right to purchase a specified number of shares during a specified period of up to ten years. The award agreement will set forth the number of shares subject to the stock options, the option price, and the conditions and limitations applicable to the exercise of the stock options as determined by the Compensation Committee. The option price of stock options may not be less than the fair market value on the date that such stock options are granted under the Amended 2022 Plan. With respect to incentive stock options, the terms and conditions of such stock options will be subject to and comply with Section 422 of the Code. To the extent stock options intended to qualify as incentive stock options fail to qualify for any reason, such stock options will constitute non-qualified stock options. Incentive stock options may not be granted to any individual who, at the time of grant owns stock possessing more than 10% of the total combined voting power of all of our outstanding common stock or any of our subsidiaries, unless the exercise price is not less than 110% of the fair market value of the common stock on the date of the grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.
SARs. Unless otherwise set forth in the award agreement, SARs represent the right to receive an amount of cash equal, or shares of common stock having a value equal, to the increase in the fair market value of a specified number of shares between the grant date of the SARs and the date on which they are exercised. The award agreement will set forth the number of shares subject to the award, the grant price, and the conditions and limitations applicable to the exercise of the SARs as determined by the Compensation Committee. The grant price of SARs may not be less than the fair market value on the date that such SARs are granted under the Amended 2022 Plan.
Restricted Shares. The award agreement for restricted shares will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted shares may be forfeited to us, and the other terms and conditions of the award. Restricted shares may not be sold, transferred, or otherwise encumbered or disposed of until the expiration of the restricted period and the fulfillment of any other conditions to the award. The award agreement will set forth a period of time (which will be not less than one year for participants other than non-employee directors) during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. Unless otherwise provided in the award agreement, the participant receiving restricted shares will have the right to receive dividends and to vote such shares. At the end of the restricted period and provided that any other restrictive conditions of the award are met, a stock certificate will be delivered to the participant free of the restricted stock legend (or restrictions on book-entry shares will be removed).
Restricted Share Units. Each restricted share unit will have a value equal to the fair market value of a share on the date such restricted share units are granted under the Amended 2022 Plan. Restricted share units may be settled in cash, shares, other securities or property (as determined by the Compensation Committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. Unless otherwise provided in the applicable aware agreement, restricted share units will be subject to transfer restrictions similar to those of restricted shares, except that no shares are awarded to a participant who is granted restricted share units on the date of grant, and such participant will have no rights of a stockholder with respect to the restricted share units until the restrictions set forth in the award agreement lapse and the underlying shares have been delivered to the participant. The award agreement for restricted share units will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted shares units may be forfeited to us, and the other terms and conditions of the award. The award agreement will set forth a period of time (which will be not less than one year for participants other than non-employee directors) during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. The award agreement may also set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in the Amended 2022 Plan) that will subject the shares to forfeiture and transfer restrictions. The award agreement will specify whether restricted share units entitle the participant to dividend equivalent rights at the time of payment of dividends to our stockholders. Unless otherwise determined by the Compensation Committee or as provided in the award agreement, all of the restricted share units will terminate unless the participant remains in continuous employment for the entire restricted period and unless the other restrictive conditions of the award are met.
Performance Awards. The Compensation Committee may grant performance awards, which will consist of a right that is denominated in cash or shares (including but not limited to restricted shares and restricted share units), valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee may establish, and payable at such time and in such form as the Compensation Committee shall determine. Subject to the terms of the Amended 2022 Plan and any applicable award agreement, the Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award, and may amend specific provisions of the performance award; however, any such amendment may not adversely affect existing performance awards made within a performance period commencing prior to implementation of the amendment. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Compensation Committee, on a deferred basis. Except as otherwise determined by the Compensation Committee at or after grant, separation from service prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the performance award, and no payments will be made. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award.
Awards that are granted as performance-based awards based upon the attainment of performance targets related to one or more performance goals selected by the Compensation Committee from among the following: earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation; net sales; operating (or gross) income or profit; pretax income before allocation of corporate overhead and/or bonus; productivity or operating efficiencies; operating income as a percentage of net sales; return on capital, capital employed, investment, equity or assets (including economic value created); after tax operating income; net income; earnings or book value per share; financial ratios; cash flow(s); total sales or revenues or sales or revenues per employee; capital expenditures as a percentage of net sales; total operating expenses, or some component or combination of components of total operating expenses, as a percentage of net sales; stock price or total stockholder return, including any comparisons with stock market indices; appreciation in or maintenance of the price of the common stock or any of our publicly-traded securities; dividends; debt or cost reduction; comparisons with performance metrics of peer companies; comparisons of our stock price performance to the stock price performance of peer companies; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, meeting or reducing budgeted expenditures, attaining division, group or corporate financial goals, meeting business expansion goals (including, without limitation, developmental, strategic or manufacturing milestones of products or projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and meeting goals relating to acquisitions, joint ventures or collaborations or divestitures; quality or customer satisfaction; comparable site sales; economic value-added models; or any combination thereof. The Compensation Committee may define such performance goals with respect to generally accepted accounting principles, or GAAP, where applicable, or may adopt such definitions or modifications of GAAP as it deems appropriate. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, our past performance or the past performance of any of our subsidiaries, operating units, business segments or divisions and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, or to assets or net assets. The Compensation Committee may appropriately adjust any evaluation of performance under the foregoing criteria to exclude any of the following events that occurs during a performance period: asset impairments or write-downs; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; any terms that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; or any other event either not directly related to our operations or not within the reasonable control of our management.
Other Stock-Based Awards. The Compensation Committee may grant stock-based awards other than stock options, SARs, restricted shares, restricted share units, and performance awards. Such other stock-based awards will consist of an award of shares or an award denominated or payable in, or valued in whole or part by reference to, shares, and will have terms determined by the Compensation Committee to be consistent with the purposes of the Amended 2022 Plan.
Minimum Vesting Requirements. Except for substitute awards, no portion of any option awards, SAR awards, performance awards (to the extent Appreciation Awards (as defined in the Amended 2022 Plan)) and other stock-based awards (to the extent Appreciation Awards) shall have a vesting period of less than twelve (12) months from the date of grant; provided, however, that up to five percent (5%) of the number of shares authorized for grant under the Amended 2022 Plan may be subject to Options or SARs that do not meet the minimum vesting requirement set forth in the previous clause. These minimum vesting requirements shall also apply to any performance awards that are Appreciation Awards. These minimum vesting requirements shall also apply to non-employee director Appreciation Awards (as defined in the Amended 2022 Plan) but not with respect to non-employee director restricted shares, restricted share units or performance awards (to the extent not Appreciation Awards (as defined in the Amended 2022 Plan)).
Separation from Service. The Compensation Committee will determine the terms and conditions that will apply to any award upon a participant’s separation from service and may provide such terms and conditions in the award agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the Amended 2022 Plan, an award agreement, or by a contractual agreement between us and a participant, if a participant’s employment with or service to us terminates before the restrictions imposed on the award lapse, the performance goals have been satisfied or the award otherwise vests, such award will be forfeited.
Change in Control. Unless otherwise provided by the Compensation Committee, or in an award agreement or by a contractual agreement between us and a participant, if, within one year following a change in control, a participant separates from service with us (or our successor) by reason of death, disability, retirement, for good reason by the participant, or involuntary termination by us for any reason other than for cause, all outstanding awards of such participant will vest, become immediately exercisable and payable and have all restrictions lifted. Unless otherwise provided in an award agreement or by a contractual agreement between us and the participant, in the event of a change in control, the successor or purchasing entity may, without the consent of any participant, either assume or continue our rights and obligations under any award outstanding immediately prior to the change in control or substitute for any such outstanding award a substantially equivalent award with respect to the successor’s or purchasing entity’s stock. The Compensation Committee may in its discretion and without the consent of any participant, determine that, upon the occurrence of a change in control, each or any award or a portion thereof outstanding immediately prior to the change in control and not previously exercised or settled will be canceled in exchange for a payment with respect to each vested share subject to such award in cash, shares, shares of a corporation or other business entity a party to the change in control, or other property which, in any such case, will be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the change in control, reduced by the exercise or purchase price per share, if any, under such award.
Transferability of Awards. Except as otherwise permitted in the Amended 2022 Plan, an award agreement or by the Compensation Committee, awards under the Amended 2022 Plan are not transferable other than by a participant’s will or the laws of descent and distribution. The transfer of an award by will or by laws of descent and distribution will not be effective to bind the Company unless the Company is furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Compensation Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an award for value is permitted under the Amended 2022 Plan.
Clawback. Any award granted pursuant to the Amended 2022 Plan shall be subject to mandatory repayment by the participant to us (i) to the extent set forth in any award agreement, (ii) to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (b) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (c) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

The Compensation Committee has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, the Compensation Committee shall require reimbursement or payment of the portion of any incentive-based compensation, including any equity compensation, paid or awarded to the executive officer within the three-year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.
Term and Amendment. No new awards may be granted under the Amended 2022 Plan after the tenth anniversary of its approval by our stockholders. The Board may amend, alter, suspend, discontinue or terminate the Amended 2022 Plan at any time; however, no amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.
Certain Federal Income Tax Consequences
The following is a brief summary of certain Federal income tax laws in effect on the date hereof with applicability to the Amended 2022 Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on his or her particular circumstances and other factors. The Amended 2022 Plan participants are encouraged to consult their own tax advisors with respect to any state tax consequences or particular federal tax implications of awards granted under the Amended 2022 Plan. The Amended 2022 Plan is not intended to be qualified under Section 401(a) of the Code.
Stock Options. A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of stock options. Upon exercising a non-qualified option, the participant generally will recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to non-qualified stock options. A participant generally will not recognize income, and we will not be entitled to take a deduction, upon the exercise of an incentive stock option (except that the alternative minimum tax may apply). If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the grant date of the stock options and more than one year after the date they were exercised, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to incentive stock options if such holdings periods are met. If the participant does not satisfy these holding periods, then the participant will recognize ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise, over the exercise price, and we should be entitled to take a corresponding deduction.
SARs. A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of SARs. Upon exercising a SAR, the participant generally will recognize ordinary income in the amount by which the fair market value of the shares on the date of exercise exceeds the SAR exercise price, if any, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a SAR.
Restricted Shares. The award of restricted shares will not result in taxable income to the participant, and we will not be entitled to take a deduction, at the time of grant unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is not made, upon the lapse of the restrictions upon restricted shares, the participant will recognize ordinary income in the amount equal to the fair market value of the shares at the time the restricted shares vest (less any amount paid for the shares), and we will be entitled to a deduction for the same amount.
Prior to the lapse of the restrictions on restricted shares, any dividends received on such shares will be treated as ordinary income to the participant (and will not eligible for reduced rates of taxation applicable to qualified dividend income). If an election under Section 83(b) of the Code is made within 30 days after receipt of restricted shares, the participant will recognize ordinary income in the year that the restricted shares are awarded in an amount equal to the fair market value of the shares on the date of such award determined as if the restricted shares were not subject to restrictions, and we will be entitled to a deduction for the same amount. If the election is made, the participant will not recognize income at the time that the restrictions actually lapse. Any dividends received after the election is made generally will constitute qualified dividend income generally subject to reduced rates of taxation. If the restricted shares subject to the election are subsequently forfeited, the participant will not be entitled to a deduction or tax refund. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to vested restricted shares.

Restricted Share Units. With respect to a grant of restricted share units, the participant will recognize ordinary income on the amount of cash (for units payable in cash) or the fair market value of the common stock (for units settled in stock) at the time such payments are made available to the participant under the terms of the restricted share unit award, and we will be entitled to a deduction for the same amount. No Section 83(b) election is permitted with respect to restricted share units. The participant also is subject to capital gains treatment on the subsequent sale of any shares acquired through the vesting of restricted share units. For this purpose, the participant’s basis in the common stock is the fair market value of the stock at the time the restricted share units are made available to the participant (unless delivery of the shares has been validly deferred). Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to restricted share units.
Performance Awards. A performance award issued in the form of shares will have similar income tax consequences as described under the subheading “Restricted Shares” above. A performance award issued in the form of units (whether settled in cash or shares) will have similar income tax consequences as described under the subheading “Restricted Share Units” above.
Substitute Payments. Substitute payments for dividends made to participants with respect to restricted shares or certain performance awards payable in our stock will be taxed as ordinary income to the participant until the shares vest. After vesting, dividend payments may be qualified dividend income subject to a current maximum federal tax rate of 20% provided that the stockholder meets certain other requirements with respect to those shares. If a participant makes a Section 83(b) election with respect to restricted shares or certain eligible performance awards, these payments may be qualified dividend income, provided that the other requirements are met. We recommend that participants consult with their tax advisors to determine whether such dividends are qualified dividend income.
Section 409A. Section 409A of the Code provides generally that nonqualified deferred compensation that does not meet certain requirements will subject the recipients of such compensation to accelerated taxation, enhanced underpayment interest and an additional twenty percent tax. In the event that it is reasonably determined by the Compensation Committee that, as a result of Section 409A of the Code, payments in respect of any award under the Amended 2022 Plan may not be made at the time contemplated by the terms of the Amended 2022 Plan or the relevant award agreement, as the case may be, without causing the participant holding such award to be subject to additional taxation under Section 409A of the Code, we will make such payment on the first day that would not result in the participant incurring any tax liability under Section 409A of the Code; which, if the participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of participant’s termination of employment. Notwithstanding the foregoing, each participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Amended 2022 Plan (including any taxes and penalties under Section 409A of the Code), and we will not have any obligation to indemnify or otherwise hold any participant harmless from any or all such taxes or penalties.
Common Stock Price
The last sales price of our common stock on December 29, 2023 and the Record Date, as reported on the Nasdaq Global Select Market, was $4.00 and $4.99 per share, respectively.

Award Payments
Past Award Payments. The following table sets forth information regarding the number of equity and cash based awards that were made under the 2022 Plan during 2024, to (i) each of our named executive officers, (ii) all named executive officers as a group, (iii) all directors, who are not executive officers, as a group, and (iv) all employees, who are not named executive officers, as a group. There is no applicable disclosure to be made with regard to any associate of our directors, director nominees, and executive officers or any other recipient of 5% or more of the awards.

Name	Non-Equity Incentive Compensation ($)	PSUs (TSR Awards)	Restricted Stock	Options
Mr. Bevis (1)	—	—	—	—
Mr. Felcher	—	53,784	26,892	—
Mr. French (1)	—	—	—	—
Ms. Nixon	—	26,327	13,164	—
Mr. Veltman (2)	—	—	—	—
Mr. Wall (2)	—	—	—	—
All named executive officers as a group	—	80,111	40,056	—
All directors, who are not executive officers, as a group	—	—	179,280	—
All employees, who are not named executive officers, as a group	—	63,347	154,372	—
__________
(1)    Messrs. Bevis and French did not participate in our 2024 long-term incentive compensation program in light of the inducement awards granted upon joining the Company.
(2)    Messrs. Veltman and Wall were not employed by the Company in 2024.
Future Award Grants. Each of our non-employee directors, if reelected by our stockholders at future Annual Meetings, will continue to receive a restricted stock award valued at $150,000. With the exception of Mr. Bevis and Mr. French, who are not eligible to receive grants of equity-based awards under the Amended 2022 Plan until 2028, the granting of equity-based awards to executives and employees under the Amended Plan is at the discretion of the Compensation Committee. The Compensation Committee has not yet determined any additional awards that will be granted under the Amended Plan. As such, we cannot determine the number of shares of common stock or the dollar value that will in the future be received by or allocated to any participant in the Amended Plan of equity-based awards under the Amended 2022 Plan is at the discretion of the Compensation Committee.
See “Compensation Discussion and Analysis — Compensation Tables” for information regarding the restricted stock and performance stock units granted in 2023 to our named executive officers and information concerning our recent practices with respect to awards under the 2022 Plan.

PROPOSAL III: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At the 2023 annual meeting of stockholders, our stockholders expressed their strong preference for an annual advisory (non-binding) vote to approve executive compensation. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our goal is to structure our compensation arrangements for executive officers in a manner that will promote our profitability and enhance long-term stockholder value. In designing our compensation arrangements to achieve this goal, we are guided by the following objectives:
•    attracting and retaining qualified and dedicated executives who are essential to our long-term success;
•    providing compensation packages that are competitive with the compensation arrangements offered by comparable companies;
•    tying a significant portion of an executive officer’s compensation to attainment of specific financial performance goals and the individual’s performance; and
•    directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements, including performance share units that vest in three years only if certain performance measures are attained over the period.
Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 35 through 40, which provide detailed information on the compensation of our named executive officers.
In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2024 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the Company’s overall philosophy and approach to the compensation of its executive officers and explains the decisions made concerning the compensation of the Company’s Named Executive Officers (“NEOs”) for fiscal year 2023. It also describes the Company’s compensation philosophy, our executive compensation program, the process our Compensation Committee followed, and the factors the Compensation Committee considered in determining the amount and design of compensation awarded.
Executive Summary
2023 Achievements
In May of 2023, we implemented an enterprise transformation strategy under our new President and Chief Executive Officer, Harold Bevis, which is centered on accelerating sales growth, advancing and strengthening profitability, and delivering positive free cash flow. Our collective efforts were reflected in our 2023 results, as detailed below, including increased new business wins, which were up over 50% compared to last year, consistent adjusted EBITDA and significantly increased free cash flow. Our focus going forward will be to address underperforming areas of our business, both in terms of plant-level and broader operational performance, and on the commercial sales effort, with the explicit mandates of driving sales, profits, and free cash flow as part of our multi-year transformation. As part of this transformation, we initiated a total cost productivity program across our operations with the goal of offsetting expected cost inflation, coupled with plant-level monitoring of ongoing progress.
During 2023, we expanded our legacy business and entered new markets by adding knowledgeable sales and operational leadership, took advantage of our existing and new low-cost manufacturing capacity, and targeted large new customer platforms to support more robust and faster new business awards. Additionally, we re-entered the medical market, which utilized our legacy native know-how in the business and leveraged open manufacturing capacity to capture higher-margin sales opportunities in a more accelerated rate.
As part of our transformation strategy, we took specific steps to optimize our footprint in 2023 by exiting less profitable end markets and focusing our strategic growth initiatives in markets where we believe we will be able to maximize profitability. We closed our Taunton and Irvine sites, effectively exiting the aerospace and defense end markets, along with three Mobile Solutions sites, which will further reduce operating costs and preserve profitability in future years. Simultaneously, we are utilizing our low-cost manufacturing capacity, with a keen focus on cost structure and operational efficiency.
2023 Pay for Performance
Our executive compensation programs are based on a strong alignment between pay and performance and are designed to reward both financial and operational successes as well as actions that drive stockholder value creation. We believe our executive compensation programs are acting as intended, to properly incentivize and compensate our executive officers when our financial objectives are met and to hold our executive officers accountable when they are not. Accordingly, we made minimal material changes to our programs in 2023, which included adjusting the mix of awards granted under our long-term incentive compensation program. Specifically, we removed ROIC awards and instead increased the proportion of TSR Awards granted under the program, as we believe TSR is more aligned with shareholder interest when compared to ROIC. See “What We Pay and Why: Elements of Compensation – Long-Term Incentive Compensation” below for more information on our long-term incentive compensation program.

Named Executive Officers
For the year ended December 31, 2023, we had the following six NEOs:

Name	Title
Harold C. Bevis (1)	Director, President and Chief Executive Officer
Michael C. Felcher	Senior Vice President and Chief Financial Officer
Timothy M. French (2)	Chief Operating Officer
D. Gail Nixon	Senior Vice President and Chief Human Resources Officer
Warren A. Veltman (3)	Former Director, President and Chief Executive Officer
J. Andrew Wall (4)	Former Senior Vice President and Chief Commercial Officer
______________
(1)    Mr. Bevis joined the Company as President and Chief Executive Officer on May 22, 2023, and became a director on May 24, 2023.
(2)    Mr. French joined the Company effective as of August 10, 2023.
(3) Mr. Veltman retired from his positions as Director, President and Chief Executive Officer on May 21, 2023.
(4)     Mr. Wall resigned from the Company effective as of June 30, 2023.
Executive Compensation Policies and Practices
Compensation Philosophy
Our executive compensation program is comprised of a mix of short-term and long-term performance based programs and emphasizes long-term equity awards, which are tied closely to stockholder returns. We believe that our executive compensation program encourages and motivates our executive officers to achieve sustainable, long-term operating financial performance and aligns with the creation of long-term stockholder value.
Our compensation philosophy is best described as pay-for-performance which rewards both financial and operational successes as well as actions that drive stockholder value creation. The following are the objectives of our compensation program:
•    attracting and retaining qualified and dedicated executives who are essential to our long-term success;
•    providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;
•    tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and
•    aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.
In 2023, our NEOs received a compensation package that consisted of an annual base salary, annual incentive award opportunities and long-term equity incentive award opportunities. The components of our compensation program align the interests of our NEOs and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving our objectives without incentivizing executives to take excessive risks.
We believe our executive compensation program incorporates market best practices, creates long-term stockholder value and increases management accountability via:
•    Performance stock units, or PSUs, that vest based on our total shareholder return (TSR) ranking relative to a custom subset of the S&P SmallCap 600 Index over a three-year performance period and require a 55th percentile TSR ranking for target payout; and
•    Performance metrics intended to hold our executive officers accountable for our financial performance. In 2023, the short-term incentive performance metrics established by the Compensation Committee related to promoting organic sales growth, effectively communicating with internal and external stakeholders, cybersecurity protections and enhancing our human capital and culture.

The following highlights practices that we utilize in support of our pay-for-performance philosophy:
What We Do
•    Align executive pay with Company performance;
•    Establish performance metrics that correlate to stockholder value creation;
•    Mitigate undue risk in compensation programs;
•    Include meaningful vesting periods on equity awards;
•    Establish a performance gate that must be achieved as a condition to any payout of short-term incentive compensation;
•    Set maximum payout limits on all variable, performance-based compensation programs;
•    Utilize an independent compensation consultant;
•    Provide reasonable post-employment/change in control provisions in employment/separation agreements;
•    Maintain executive stock ownership guidelines; and
•    Maintain an incentive compensation recoupment (clawback) policy applicable to all incentive compensation awards granted under our compensation plans, including equity awards.
What We Don’t Do
•    Reprice underwater stock options;
•    Exchange underwater stock options for cash;
•    Grant multi-year guaranteed bonuses;
•    Provide excessive perquisites; or
•    Permit hedging, pledging or short-sale transactions by our executive officers and directors.
Compensation Committee
The Compensation Committee consists of four independent non-employee directors and is supported by our Human Resources department. As discussed below, the Compensation Committee may also retain one or more independent compensation consultants to assist it. The Compensation Committee handles a variety of compensation and organizational matters relating to our executives, including the following:
•    reviews, approves and administers all of our executive compensation programs;
•    establishes the performance objectives under our executive incentive compensation and long-term equity compensation programs;
•    determines the attainment of those performance objectives and the awards to be made under our compensation programs;
•    sets base salary and incentive opportunities for our CEO and other senior executives;
•    evaluates the performance of our CEO; and
•    recommends employment and severance agreements for our CEO and other senior executives to the Board.
The Compensation Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Compensation Committee has the authority to engage its own external compensation consultant as needed and engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant. We conducted a conflict of interest assessment prior to the Compensation Committee engaging Meridian (and does so on an annual basis), which verified, in the Compensation Committee’s judgment, Meridian’s independence and that no conflicts of interest existed.
The Compensation Committee engaged Meridian to perform a competitive review our executive pay programs in comparison to competitive market practices. Meridian also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review and assisted with other compensation matters as requested. Representatives from Meridian also attend Compensation Committee meetings on request.
Our Human Resources department also provides compensation data, research and analysis that the Compensation Committee may request, and our Chief Human Resources Officer, along with our CEO, regularly attends Compensation Committee meetings. However, the Compensation Committee meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Compensation Committee.
The CEO recommends to the Compensation Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility.
Peer Group Compensation Analysis
The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Compensation Committee worked with Meridian to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements. In 2023, the Compensation Committee identified companies in our industry and with a market capitalization and assets in size similar to ours, for our peer selection. The Compensation Committee conducted an analysis of comparable peer compensation as a general frame of reference in considering the appropriateness of our executive compensation programs and to ensure that the compensation of our CEO and other senior executive officers is aligned with that of our peers.
Our peer group for our 2023 executive compensation program consists of the companies set forth below:

Allied Motion Technologies Inc.	EnPro Industries, Inc.	Standex International Corporation
Astronics Corporation	ESCO Technologies Inc.	Stoneridge, Inc.
CIRCOR International, Inc.	Helios Technologies, Inc.	Strattec Security Corporation
Columbus McKinnon Corporation	Mayville Engineering Company, Inc.	The Eastern Company
Commercial Vehicle Group, Inc.	Motorcar Parts of America, Inc.	Twin Disc, Incorporated
What We Pay and Why: Elements of Compensation
We have three elements of total direct compensation: base salary, annual incentive compensation and long-term equity incentive compensation.
Base Salary. We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies.
The following table indicates the base salaries for 2022 and 2023, and the percentage increase from the prior year for our NEOs:

Name	2022 Base Salary	2023 Base Salary	Percent Increase
Mr. Bevis (1)	--	$835,000	--
Mr. Felcher	$380,000	$405,000	6.6%
Mr. French (2)	--	$450,000	--
Ms. Nixon	$295,000	$305,000	3.4%
Mr. Veltman	$705,000	$705,000	--
Mr. Wall	$325,000	$350,000	7.7%
__________
(1)    Mr. Bevis joined the Company as President and Chief Executive Officer on May 22, 2023, and became a director on May 24, 2023.
(2)    Mr. French, who joined the Company effective as of August 10, 2023, is paid in Canadian Dollars. His salary is presented in U.S. Dollars and converted from Canadian Dollars at an exchange rate of 0.758 which was the exchange rate at the time of his hiring.

Executive Incentive Compensation (EIC). We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to realize difficult, yet attainable, annual goals. Each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to achieving our strategic plan. These objectives are within the following categories:
•    Financial Goals: Achieve our annual business plan of growing EBITDA, generating cash and procuring new business wins; and
•    Functional Excellence: Implement and communicate a sustainability strategy, heighten cybersecurity protections, and enhance our human capital and culture.
In 2023, the Compensation Committee established Financial Goals, which included the metrics of adjusted EBITDA, free cash flow and new business wins. In order to qualify as a new business win, the business must relate to business awarded from a new customer or for a new component for an existing customer or incremental volume requiring a competitive bid. Renewal of base business included in the 2023 budget, market-driven volume increases and price increases to cover material and other cost increases do not qualify as new business wins. For all of our NEOs, attainment of their respective financial goals was weighted at 90%, and attainment of functional goals were weighted at 10%, in the aggregate. The functional goals related to effectively communicating with internal and external stakeholders on relevant matters, cybersecurity protections and enhancing our human capital and culture.
We provide our executive officers with targeted executive incentive compensation of 0% to 100% of base salary, as shown in the table below. In 2023, the Compensation Committee established the following targeted award levels for our NEOs:

Name	Target Award Opportunity as a % of Base Salary
Mr. Bevis	100%
Mr. Felcher	50%
Mr. French	50%
Ms. Nixon	45%
Mr. Veltman (1)	--
Mr. Wall	50%
__________
(1)    Mr. Veltman did not participate in the 2023 EIC due to his announced retirement effective May 21, 2023.

The Compensation Committee established a performance gate for 2023 of Company free cash flow of $8.6 million or EBITDA of $46.2 million, either of which must be met or exceeded before any payout under this program would be made. With respect to the approach used by the Compensation Committee to establish the threshold, target and maximum performance goals, the Compensation Committee considered multiple factors that included, but were not limited to, historical performance, budget performance for fiscal 2023 and targeted levels of performance improvement over multiple years. Performance metrics are established at a level that focuses on key business success factors that drive performance and challenge management to achieve higher operational performance. Target performance is considered challenging, yet attainable, when the goals are set.

The specific Company goals for 2023, weighting of the goals and actual achievement by the Company in relation to the performance levels previously set by the Compensation Committee, is reflected in the following tables:

Weight by Goal	Company Goals	Threshold	Target	Maximum	2023 Results
	Payout Level	50%	100%	150%
30%	Adjusted EBITDA (1)	$46.22	$61.63	$77.04	$43.12
30%	Free Cash Flow (2)	$8.56	$17.03	$25.50	$11.73
30%	New Business Wins	$37.50	$50.00	$62.50	$62.62
10%	ESG & External Messaging; People & Culture; Information Systems; Other	80%	100%	120%	95%
____________
(1)    Adjusted EBITDA represents GAAP income (loss) from operations, adjusted to include income taxes, interest expense, write-off of unamortized debt issuance costs, interest rate swap payments and change in fair value, change in fair value of preferred stock derivatives and warrants, depreciation and amortization, charges related to acquisition and transition costs, non-cash stock compensation expense, foreign exchange gain (loss) on inter-company loans, restructuring and integration expense, costs related to divested businesses and litigation settlements, income from discontinued operations, and non-cash impairment charges, to the extent applicable. Amounts reported in millions of U.S. dollars.
(2)    Free cash flow represents GAAP net cash provided by (used in) operating activities less capital expenditures plus proceeds from the sale of property, plant and equipment, and before certain one-time payments. Amounts reported in millions of U.S. dollars.
The Compensation Committee selected the weighting, financial goals and payout levels in order to align the interests of our NEOs with the interest of our stockholders. Payouts based on the actual results will be linearly interpolated between performance levels.
In March 2024, the Compensation Committee met to consider the payment of executive incentive compensation. The Compensation Committee reviewed our executive officer performances and goal attainment levels, which resulted in the following payout levels and total awards, as reflected in the table below:

Name	EIC Target Bonus (% of Base Salary)	Total EIC Payout Level	Total EIC Award
Mr. Bevis (1)	100%	74.4%	$620,990
Mr. Felcher	50%	74.4%	$150,599
Mr. French	50%	74.4%	$162,633
Ms. Nixon	45%	74.4%	$102,073
Mr. Veltman (2)	--	--	—
Mr. Wall (3)	50%	—%	—
__________
(1)    As part of Mr. Bevis entering into employment with the Company, he was guaranteed a minimum bonus of $835,000, which resulted in a one-time discretionary bonus equal to $214,010.
(2)    Mr. Veltman did not participate in the 2023 EIC due to his announced retirement effective May 21, 2023.
(3)    Mr. Wall resigned from the Company effective as of June 30, 2023 and thus was not eligible to receive an EIC award.
Long-Term Incentive Compensation. We provide performance-based long-term incentive compensation to certain employees, including our NEOs, to directly tie the interests of these individuals to the interests of our stockholders. In addition, this program allows us to provide competitive pay packages to attract and retain a highly talented management team.
Our long-term incentive compensation includes performance stock units, or PSUs, that vest based on our total shareholder return (TSR Awards, relative to the custom subset of the S&P SmallCap 600 Index), over a three-year performance period (Performance Period). In addition, our NEOs receive long-term incentive compensation in the form of shares of restricted stock. Such long-term incentive compensation is based on the NEO’s target opportunity as a percentage of base salary and is allocated two-thirds to TSR Awards and one-third to restricted stock awards. Our long-term incentive compensation is designed to directly align the interests of executives to the interests of our stockholders and to drive long-term stockholder value creation.
Mr. Bevis and Mr. French did not participate in our long-term incentive compensation program in 2023 and instead each received inducement grants material to his entering into employment with the Company. Mr. Bevis’ inducement grants consisted of 1,500,000 time-vesting restricted stock units, or RSUs, which will vest ratably in one-fifth increments annually, and 2,500,000 performance stock units, or PSUs, which will be realized incrementally upon certain increases in the price of the Company’s common stock over a five-year performance period. Mr. French’s inducement grants consisted of 330,000 RSUs, which will vest ratably in one fifth increments annually, and 560,000 PSUs, which will be realized incrementally upon certain increases in the price of the Company’s common stock over a five-year performance period. Further, Messrs. Bevis and French will not be eligible to participate until 2028 in our long-term incentive compensation program due to the previously-granted inducement awards.
The Compensation Committee chose a custom subset of the S&P SmallCap 600 Index as a relative TSR comparison group because it is a broad and stable index group that is comprised of companies with similar market capitalizations to ours. TSR is calculated by taking a total of share price appreciation plus dividends over the three-year period compared to our share price at the beginning of the period. The performance metrics and corresponding payouts for TSR Awards are based on our ranking within the custom subset of the S&P SmallCap 600 for all performance cycles that are currently outstanding, and for the 2022 Performance Period are as follows:

Performance	Payout
Threshold - At 25th percentile	25% of target
Target - At 55th percentile	100% of target
Maximum - At 75th percentile	150% of target
If performance is below the 25th percentile, no award will be earned or paid as it relates to that measure.
If the PSUs do not vest at the end of the Performance Period, such PSUs will expire automatically. Upon vesting, the PSUs will be settled by the issuance of shares of common stock, subject to the executive’s continued employment through the vesting date. The actual number of shares of common stock that will be issued to each award recipient at the end of the Performance Period will be interpolated between a threshold and maximum payout amount based on actual performance results. No dividends will be paid on outstanding PSUs during the Performance Period; however, dividend equivalents will be paid based on the number of shares of common stock that are ultimately earned at the end of the Performance Period.
The Restricted Stock will vest ratably over three years in accordance with historical compensation practice, subject to continued employment. Dividends will be paid on outstanding Restricted Stock during the vesting period.
For 2023, other than Messrs. Bevis and French, the Compensation Committee established a long-term incentive compensation target opportunity for each executive that ranged between 65% and 100% of the respective NEO’s base salary and was intended to approximate the market values of long-term equity awards granted within our peer group. Each NEO’s long-term incentive opportunity award value in 2023, including Messrs. Bevis’ and French’s inducement award value, is shown in the following table:

Name	Grant Date Fair Value of PSU Awards	Grant Date Fair Value of Restricted Stock	Grant Date Fair Value of Long- Term Incentive Compensation
Mr. Bevis (1)	$2,571,613	$1,950,000	$4,521,613
Mr. Felcher	$181,682	$135,000	$316,682
Mr. French (2)	$1,136,240	$808,500	$1,944,740
Ms. Nixon	$88,934	$66,083	$155,017
Mr. Veltman (3)	—	—	—
Mr. Wall	$133,458	$99,167	$232,625
____________
(1)    As noted above, Mr. Bevis did not participate in our 2023 long-term incentive compensation program in light of the previously-granted inducement awards.
(2)    As noted above, Mr. French did not participate in our 2023 long-term incentive compensation program in light of the previously-granted inducement awards.
(3)    Mr. Veltman did not receive any grants of long-term incentive awards due to his announced retirement effective May 21, 2023.

TSR and ROIC Metrics and Actual Performance Attainment – 2021-2023 Performance Period. In 2021, the Compensation Committee established the TSR and ROIC performance thresholds to be measured over the 2021-2023 performance period. In March 2024, we certified to the Compensation Committee that during the 2021-2023 performance period Relative TSR was (48.9)% (9th percentile) and ROIC was 3.1%, both of which were below the threshold requirements. As a result of the Relative TSR and ROIC results, no performance shares were earned by our NEOs under the 2021 Long-Term Incentive Compensation Plan.
Benefits. In addition to the three elements of total direct compensation (base salary, annual incentive compensation and long-term equity incentive compensation), we provide certain other benefits to our NEOs, including Company-matched contributions under a 401(k) savings plan, health savings accounts, group term life insurance, housing allowance and employee travel allowance. We do not provide our NEOs with excessive perquisites, such as use of a company airplane, club memberships, and tax and financial planning.
Say on Pay Analysis
At our 2023 Annual Meeting, we held an annual advisory vote on executive compensation, and approximately 68% of our stockholders voted in favor of our named executive officer compensation for 2022. At this year’s Annual Meeting, we will again hold an annual advisory vote to approve our named executive officer compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as feedback from stockholders throughout the course of such year, when evaluating our compensation program. Furthermore, based on the results of the advisory vote held at our 2023 Annual Meeting on the frequency of advisory votes on executive compensation, we intend to continue our practice to hold an advisory vote to approve our named executive officer compensation annually.
Risk Considerations
We structure our executive compensation arrangements to encourage executives to take appropriate risks designed to enhance performance and increase stockholder value. We believe that providing a balanced mix of stock- and cash-based compensation arrangements tied to both corporate and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect.
With respect to specific elements of compensation:
•    Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.
•    Our executive incentive compensation for executive officers is designed to reward achievement of performance metrics that take into account the expense of such compensation, which we believe facilitates the creation of stockholder value. Through a combination of plan design, such as a cap on potential payouts, and management procedures, undue risk-taking is mitigated.
•    Awards under our long-term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officer’s net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this, in addition to a payout cap on performance share units, negates any motivation to take inappropriate risks associated with business performance.
Compensation of our Executive Officers
We believe that our and our stockholders’ interests are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to our and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.

Compensation of the Chief Executive Officer
Our decisions regarding compensation of our Chief Executive Officer, or our CEO, are guided by the same policies and considerations that govern compensation of our other executive officers. The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon our financial performance with respect to our annual business plan and progress made on long term objectives and compares the CEO’s compensation to the peer companies.
In 2022 and 2023, the Compensation Committee engaged Korn Ferry and Meridian to assist with the search for a new Chief Executive Officer, or CEO, following Mr. Veltman’s announcement of his decision to retire in November 2022. After targeting Mr. Bevis as the appropriate successor to Mr. Veltman, our Compensation Committee, in consultation with Korn Ferry and Meridian, recommended a compensation package to the Board that it believed would be necessary to attract and retain a qualified candidate such as Mr. Bevis, while also ensuring that his future compensation is designed to reward achievement of our long-term, sustainable performance.
Stock Ownership Policies
Stock Ownership Requirements. To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in the Company within five years of their appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his annual base salary. The requirement for the Section 16 officers is three times their annual base salary and for non-employee directors, three times their annual retainer. Under the policy, beneficial ownership includes shares owned directly by the individual; shares owned jointly with or separately by the individual’s spouse; shares held in trust for the benefit of the individual, the individual’s spouse and/or children; and restricted stock units (vested and unvested). In light of the recent downturn in the price of the Company’s common stock and the fact that some of the NEOs are new to their roles, the Company has extended the timeframe for compliance with the policy to provide for additional time for the stock price to normalize and for the NEOs to accumulate a sufficient amount of shares to satisfy the policy requirements.
Pledging Policy. Our insider trading policy prohibits any director or officer (including the NEOs) from pledging any of our securities as collateral for a loan without first obtaining approval from our Chief Executive Officer and our outside counsel. To date, none of our NEOs have pledged any of our securities as collateral for a loan, nor have any requests for approval been made.
Hedging Policy. Also, our insider trading policy prohibits our directors and officers (including the NEOs) from engaging in any transactions involving a derivative of our securities, including hedging transactions.
Incentive Compensation Recoupment (Claw-Back) Policy
To further discourage inappropriate or excessive risk-taking, the Board has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, the Compensation Committee shall require reimbursement or payment of the portion of any incentive-based compensation, including any equity compensation, paid or awarded to the executive officer within the three-year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management, and, based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Raynard D. Benvenuti, Chair
João Faria
Dr. Rajeev Gautam
Jeri J. Harman

*The material in the foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth for the year ended December 31, 2023 information concerning the compensation paid for services rendered in all capacities by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)	Non-equity Incentive Plan Compen- sation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(9)	Total ($)
Harold C. Bevis (1)	2023	497,789	214,010	4,521,613	—	620,990	—	105,655	5,960,057
President and Chief Executive Officer

Michael C. Felcher	2023	398,750	—	316,682	—	150,599	—	8,983	875,014
Senior Vice President and Chief Financial Officer	2022	373,750	—	294,985	—	—	—	8,497	677,232
	2021	307,294	42,500	114,371	—	108,195	—	7,945	580,305

Timothy M. French (2)	2023	163,170	27,243	1,944,740	—	162,633	—	9,499	2,307,285
Chief Operating Officer

D. Gail Nixon	2023	302,500	—	155,017	—	102,073	—	7,567	567,157
Senior Vice President and Chief Human Resources Officer	2022	293,750	—	175,117	—	—	—	7,555	476,422
	2021	288,750	82,500	187,404	—	104,193	—	7,919	670,766

Warren A. Veltman (3)	2023	298,269	300,000	—	—	—	—	35,015	633,284
Former President and Chief Executive Officer	2022	700,962	—	1,641,849	—	—	—	52,887	2,395,698
	2021	685,962	250,000	1,749,418	—	550,906	—	53,165	3,289,451

J. Andrew Wall (4)	2023	175,481	—	232,625	—	—	—	21,265	429,371
Former Senior Vice President and Chief Commercial Officer	2022	312,500	—	352,288	—	—	—	7,722	672,510

__________
(1)    Mr. Bevis joined the Company as President and Chief Executive Officer on May 22, 2023. As part of his employment agreement, Mr. Bevis was guaranteed a minimum bonus of $835,000. The amount paid in excess of the amount earned under the Company’s EIC plan is recognized in the Bonus column.
(2)    Mr. French joined the Company effective as of August 10, 2023 and received a one-time signing bonus. Mr. French is paid in Canadian Dollars with all compensation amounts presented in U.S. Dollars converted at an exchange rate of 0.7363, the average exchange rate for the period during Mr. French’s 2023 employment.
(3)    Mr. Veltman retired from his positions as Director, President and Chief Executive Officer on May 21, 2023 and received a one-time discretionary bonus of $300,000.
(4)    Mr. Wall resigned from the Company effective as of June 30, 2023.
(5)    Amounts in the Bonus column for 2021 represent the second payment of a retention award approved by the Compensation Committee in October 2020 in connection with the sale of our Life Sciences business.

(6)    Amounts in the Stock Awards column for 2023 represent the grant date fair values of shares of restricted stock and PSU Awards granted. The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of PSU Awards was determined using a Monte Carlo simulation model. The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals. The following table reflect the grant date fair value of the PSUs at target, as well as the maximum grant date award value if the highest level of performance is achieved. Additional information regarding the PSU Awards is set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 12, 2024.

Grant Date Fair Value of PSU Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Bevis	2,571,613	3,250,000
Mr. Felcher	181,682	405,000
Mr. French	1,136,240	1,372,000
Ms. Nixon	88,934	198,250
Mr. Wall	133,458	297,500

(7)    Generally, non-equity incentive plan compensation is earned in one fiscal year and paid in the first half of the next year.
(8)    Reflects all other compensation, as summarized in the following table, for 2023:

Name	401(k) Company Match ($)	Health Savings Account ($)	Excess Group Term Life Insurance Premiums ($)	Housing Reimbursement ($)	Moving Expenses ($)	Other ($)	Total ($)
Mr. Bevis (1)	6,600	—	2,125	—	96,930	—	105,655
Mr. Felcher (2)	6,600	800	1,283	—	—	300	8,983
Mr. French (3)	—	—	—	—	—	9,499	9,499
Ms. Nixon	6,050	400	1,117	—	—	—	7,567
Mr. Veltman (4)	2,000	800	1,679	15,336	—	15,200	35,015
Mr. Wall (5)	3,833	800	478	—	—	16,154	21,265
__________
(1)    In connection with his relocation to the Company’s headquarters in Charlotte, NC, Mr. Bevis received home finding travel and relocation benefits.
(2)     Mr. Felcher received reimbursement for a gym membership.
(3)    Mr. French is allotted a benefits stipend in lieu of participating in the Company’s benefit programs.
(4)    Mr. Veltman received a service award of $3,200 and upon his retirement, was provided with $12,000 for benefits continuation.
(5)    Upon Mr. Wall’s resignation from the Company effective as of June 30, 2023, he received the payout of vested vacation time.

The following table sets forth information with respect to plan-based awards granted during 2023 to the named executive officers.
Grants of Plan-Based Awards For 2023

		Estimated Future payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Bevis
Restricted Stock Inducement Award	5/22/2023	—	—	—	—	—	—	1,500,000	1,950,000
PSU Inducement Award	5/22/2023	—	—	—	325,000	325,000	3,250,000		2,571,613
Non-Equity Incentive Plan Award		835,000	835,000	1,252,500	—	—	—	—	—
Mr. Veltman
Non-Equity Incentive Plan Award		—	—	—	—	—	—	—	—
Mr. Felcher
Restricted Stock	4/1/2023	—	—	—	—	—	—	126,168	135,000
TSR Award	4/1/2023	—	—	—	67,500	270,000	405,000		181,682
Non-Equity Incentive Plan Award		101,250	202,500	303,750	—	—	—	—	—
Mr. French
Restricted Stock Inducement Award	8/10/2023	—	—	—	—	—	—	330,000	808,500
PSU Inducement Award	8/10/2023	—	—	—	171,500	171,500	1,372,000		1,136,240
Non-Equity Incentive Plan Award		109,341	218,681	328,022	—	—	—	—	—
Ms. Nixon
Restricted Stock	4/1/2023	—	—	—	—	—	—	61,760	66,083
TSR Award	4/1/2023	—	—	—	33,042	132,166	198,250	—	88,934
Non-Equity Incentive Plan Award		68,625	137,250	205,875	—	—	—	—	—
Mr. Wall (5)
Restricted Stock	4/1/2023	—	—	—	—	—	—	92,679	99,167
TSR Award	4/1/2023	—	—	—	49,583	198,333	297,500	—	133,458
Non-Equity Incentive Plan Award		87,500	175,000	262,500	—	—	—	—	—
____________
(1)    Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under our Non-Equity Incentive Compensation program at targets established for each level. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received one and one-half times their target bonus amount. See “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Non-Equity Incentive Compensation” for more information regarding our bonuses.
(2)    Amounts represent the number of shares that could vest multiplied by the ending stock price on the grant date.
(3)    See also “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Long-Term Incentive Compensation” for additional information regarding our PSUs, including information regarding performance criteria.
(4)    Amounts represent the grant date fair value, as computed in accordance with FASB ASC Topic 718. The grant date fair value of TSR Awards and PSU Inducement Awards were determined using a Monte Carlo simulation model. The grant date fair value of Restricted Stock Awards was based on the closing price of our stock on the date of grant. Additional information regarding the PSUs are set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 12, 2024.
(5)    Mr. Wall resigned from the Company effective as of June 30, 2023, and as such, the awards were forfeited on the effective date of his resignation.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2023.
Outstanding Equity Awards at Fiscal Year-End 2023

	Option Awards					Stock Awards
Grant/ Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mr. Bevis
RS Inducement Award (1)	—	—	—	—	—	1,500,000	6,000,000
PSU Inducement Award (2)	—	—	—	—	—	2,500,000	10,000,000
Mr. Felcher
FY 2019 Option	5,700	—	—	7.93	3/14/2029	—	—
FY 2020 Option	4,500	—	—	9.44	2/18/2030	—	—
FY 2021 Restricted Stock (3)	—	—	—	—	—	5,256	21,024
FY 2022 Restricted Stock (3)	—	—	—	—	—	25,009	100,036
FY 2022 TSR Award (4)	—	—	—	—	—	35,191	140,764
FY 2022 ROIC Award (4)	—	—	—	—	—	37,514	150,056
FY 2023 Restricted Stock (3)	—	—	—	—	—	126,168	504,672
FY 2023 TSR Award (4)	—	—	—	—	—	252,336	1,009,344
Mr. French
RS Inducement Award (1)	—	—	—	—	—	330,000	1,320,000
PSU Inducement Award (2)	—	—	—	—	—	560,000	2,240,000
Ms. Nixon
FY 2014 Option	2,000	—	—	19.63	3/19/2024	—	—
FY 2017 Option	13,200	—	—	24.20	3/17/2027	—	—
FY 2021 Restricted Stock (3)	—	—	—	—	—	2,908	11,632
FY 2022 Restricted Stock (3)	—	—	—	—	—	14,846	59,384
FY 2022 TSR Award (4)	—	—	—	—	—	20,891	83,564
FY 2022 ROIC Award (4)	—	—	—	—	—	22,270	89,080
FY 2023 Restricted Stock (3)	—	—	—	—	—	61,760	247,040
FY 2023 TSR Award (4)	—	—	—	—	—	123,520	494,080
Mr. Veltman
FY 2014 Option	3,000	—	—	22.15	10/20/2024	—	—
FY 2022 TSR Award (4)	—	—	—	—	—	90,429	361,716
FY 2022 ROIC Award (4)	—	—	—	—	—	96,397	385,588
Mr. Wall (5)	—	—	—	—	—	—	—
____________
(1)    The Restricted Stock Inducement Awards vest in five equal annual installments beginning on the first anniversary of the date of grant.
(2)    The Performance Share Inducement Awards will, subject to the achievement of the performance goals applicable thereto, vest on the fifth anniversary of the date of grant.
(3)    Shares of restricted stock vest in three equal annual installments beginning on the first anniversary of the date of grant.
(4)    TSR Awards and ROIC Awards granted in 2022 and 2023 will, subject to the achievement of the performance goals applicable thereto, vest on December 31, 2024 and December 31, 2025, respectively.
(4)    The market value of unvested shares of restricted stock and unvested shares issuable in respect of PSUs is based on the closing price of our common stock on December 29, 2023, which was $4.00 and, with respect to PSUs, assumes target performance.
(5)    Mr. Wall resigned from the Company effective as of June 30, 2023, and his unvested RSUs and PSUs were forfeited on the effective date of his resignation.

The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2023.
Option Exercises and Stock Vested During 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Bevis	—	—	—	—
Mr. Felcher	—	—	19,285	23,848
Mr. French	—	—	—	—
Ms. Nixon	—	—	12,513	15,369
Mr. Veltman	—	—	283,362	351,501
Mr. Wall	—	—	45,538	45,538
Employment and Change of Control Agreements with Named Executive Officers
Each of our named executive officers has either a separation agreement or a written employment agreement to serve in his or her respective position that extends automatically unless either party gives notice of termination. The agreements for each of our executives include a non-competition term that ends between twelve and twenty-four months following the conclusion of each executive’s employment with the Company, depending on the reason for the executive’s separation from service.
We may terminate each named executive officer’s employment with or without cause. If Messrs. Bevis or French are terminated without cause, the executive would receive a lump sum payment equal to the sum of two-times (for Mr. Bevis) or one and a half times (for Mr. French) the executive’s salary as of the date of termination. In addition, Mr. Bevis would receive a lump sum payment equal to 12 months of COBRA premiums. If Mr. Felcher or Ms. Nixon were terminated without cause, the executive would continue to receive his or her annual salary, paid on a biweekly basis, for twenty four months (for Ms. Nixon) or twelve months (for Mr. Felcher), from the date of termination, plus a lump sum payment of $12,000 as a transition assistance payment, and payment of their target annual bonus to which the executive would have been entitled for the year of termination based on actual Company performance, and pro-rated for the portion of the year during which the named executive officer was employed with the Company.
The written employment or separation agreements for our named executive officers have change of control provisions. These provisions state if a named executive officer’s employment is terminated within two years following a change of control (i.e., a “double-trigger”), as defined in each named executive officer’s agreement, each named executive officer will receive: (i) a lump sum payment equal to the sum of two-times (for Mr. Bevis and Ms. Nixon) or one and a half times (for Messrs. Felcher and French) the named executive officer’s base salary as of the date of termination; (ii) a lump sum payment equal to the sum of two-times (for Mr. Bevis), one and a half times (for Mr. French), one times (for Ms. Nixon) or a half times (for Mr. Felcher) of the named executive officer’s target annual bonus. In addition, Mr. Bevis would receive a lump sum payment equal to 24 months of COBRA premiums. In addition, Mr. Felcher and Ms. Nixon would receive a lump sum payment equal to the target annual bonus pro-rated for the portion of the year during which the executive was employed with the Company; and a lump sum payment of $12,000 as a transition assistance payment.

The following table shows the compensation each named executive officer would have received under their respective agreements had a change in control and the termination of the executive’s service occurred, each as of December 31, 2023.

Name	Cash Severance ($)	Restricted Stock Acceleration ($)(1)	Performance Share Unit Acceleration ($)	Total ($)
Mr. Bevis (2)	3,400,222	6,000,000	3,000,000	12,400,222
Mr. Felcher (3)	923,250	625,732	1,300,164	2,849,146
Mr. French (2)	984,065	1,320,000	280,000	2,584,065
Ms. Nixon (3)	896,500	318,056	666,724	1,881,280
____________
(1)    Restricted stock acceleration is calculated based on the market value of the above named executive officers’ unvested restricted stock on December 31, 2023. The market value as of December 31, 2023 is deemed to have been $4.00 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 29, 2023.
(2)    The Performance share unit acceleration for Messrs. Bevis and French is calculated based on the market value of their unvested performance share units which have been deemed earned based on the $4.00 closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 29, 2023. The applicable Performance Share Unit Agreements provide that upon a change of control and termination of the executive’s service within twenty-four months of a change control, i.e., a “double-trigger”, the earned shares based on the change in control consideration shall be deemed vested.
(3)    The Performance share unit acceleration for Mr. Felcher and Ms. Nixon is calculated based on the market value of their unvested performance share units on December 31, 2023. The market value as of December 31, 2023 is deemed to have been $4.00 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 29, 2023. The applicable Performance Share Unit Agreements provide that upon a change of control and termination of the executive’s service within twenty-four months of a change control, i.e., a “double-trigger”, all PSUs will be deemed vested at target. Accordingly, the amounts in this column reflect the vesting of PSUs at target performance levels.
Compensation Committee Interlocks and Insider Participation
All compensation decisions during the fiscal year ended December 31, 2023 for each of the named executive officers were made by the Compensation Committee, consisting of, from time to time, Mr. Benvenuti, Dr. Gautam and Ms. Harman, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or the Board.
CEO PAY RATIO
In light of the CEO transition that occurred in 2023, as permitted by SEC rules, we elected to annualize CEO compensation for purposes of the pay ratio based on the compensation of Mr. Bevis, who was serving as CEO on the median employee identification date, December 31, 2023. For 2023, the annualized total compensation of Mr. Bevis as CEO was $6,298,744, and the median of the annual total compensation of all employees, other than the CEO, was $18,247, resulting in a ratio of 345:1, or the Pay Ratio.
In determining the median employee, we collected information regarding gross earnings for all 3,160 employees of the Company and its consolidated subsidiaries as of December 31, 2023 for the period beginning January 1, 2023 and ending December 31, 2023. A substantial majority of our employees work outside the United States, including the median employee. Gross earnings generally included an employee’s actual income, including base wages, overtime, bonuses and other cash incentives. We converted earnings paid in local currencies to U.S. dollars by applying the exchange rate at December 31, 2023.
We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the Pay Ratio.
The Pay Ratio disclosed above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio may not be comparable to the pay ratio reported by other companies.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (as defined by SEC rules) and certain financial performance measures of the Company. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to restricted stock and PSUs.

Year (1)	Summary Compensation Table Total to 1st PEO	Summary Compensation Table Total to 2nd PEO	Compensation Actually Paid to 1st PEO (2)	Compensation Actually Paid to 2nd PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based on TSR (3)	Net Income (4)
2023	$633,284	$5,960,057	$356,102	$16,315,937	$1,044,707	$1,848,394	$60.88	$(50,150,000)
2022	$2,395,698	N/A	$449,329	N/A	$757,391	$420,299	$22.83	$(26,098,000)
2021	$3,289,451	N/A	$1,700,813	N/A	$1,099,255	$612,133	$62.40	$(13,225,000)
____________
(1)    NEOs included in the above table for each covered year are the following:

Year	1st PEO	2nd PEO	Non-PEO NEOs
2023	Warren A. Veltman	Harold C. Bevis	Michael C. Felcher, Timothy M. French, D. Gail Nixon and J. Andrew Wall
2022	Warren A. Veltman	N/A	Michael C. Felcher, John R. Buchan, Matthew S. Heiter and J. Andrew Wall
2021	Warren A. Veltman	N/A	Michael C. Felcher, John R. Buchan, Matthew S. Heiter, D. Gail Nixon and Thomas D. DeByle
(2)    Adjustments made to calculate “compensation actually paid” pursuant to the SEC rules are as follows:

PEO	2023 1st PEO	2023 2nd PEO	2022	2021
Total Compensation in SCT	$633,284	$5,960,057	$2,395,698	$3,289,451
Less: Grant date value of stock awards and option awards reported in SCT	—	(4,521,613)	(1,641,850)	(1,749,418)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	—	14,877,493	681,236	923,919
Plus (less): Change in value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	143,782	—	(925,402)	(773,354)
Plus(less): Fair value as of vesting date for awards that are granted and vest in the same covered fiscal year	—	—	—	—
Plus (less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	(73,542)	—	(60,353)	10,215
Less: Prior year-end value of awards granted in a prior year that failed to vest during the year	(347,422)	—	—	—
Total Adjustments	(277,182)	10,355,880	(1,946,369)	(1,588,638)
Compensation Actually Paid	$356,102	$16,315,937	$449,329	$1,700,813

Average of Non-PEO NEOs	2023	2022	2021
Total Compensation in SCT	$1,044,707	$757,391	$1,099,255
Less: Grant date value of stock awards and option awards reported in SCT	(662,266)	(357,032)	(412,801)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	1,466,064	150,833	120,416
Plus (less): Change in value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	52,304	(118,028)	(129,717)
Plus(less): Fair value as of vesting date for awards that are granted and vest in the same covered fiscal year	—	—	9,930
Plus (less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	(7,711)	(12,865)	10,172
Less: Prior year-end value of awards granted in a prior year that failed to vest during the year	(44,704)	—	(85,122)
Total Adjustments	803,687	(337,092)	(487,122)
Compensation Actually Paid	$1,848,394	$420,299	$612,133
(3)    Pursuant to SEC rules, the TSR figures assume an initial investment of $100 in our stock on December 31, 2020.
(4)    The dollar amounts reported are the amount of net loss for the covered years as reflected in our consolidated audited financial statement for such fiscal years.
Relationship between “compensation actually paid” and Performance Metrics
The Company utilizes a number of performance measures to align its compensation scheme with Company performance that are not part of the Pay Versus Performance Table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance with “compensation actually paid” (as computed in conformance with SEC rules and guidance). However, in accordance with SEC rules, the Company must provide a description of the relationships between (i) “compensation actually paid” and TSR and (ii) “compensation actually paid” and net income. The “compensation actually paid” to our PEO and the other NEOs significantly increased between 2022 and 2023. The amount of “compensation actually paid” to our PEO and the other NEOs is in sync with the increase in the Company’s positive TSR over 2022 and 2023 in large part because of the significant percentage of “compensation actually paid” being comprised of equity awards. We do not utilize net income in setting compensation for our NEOs because we have been operating at a loss.

PROPOSAL IV: RATIFICATION OF SELECTION OF OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Grant Thornton LLP (“Grant Thornton”) has been selected by the Audit Committee as our registered independent public accounting firm for 2024. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection Grant Thornton. If the stockholders should not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment. Representatives of Grant Thornton will not be present at the Annual Meeting.
Fees Paid to Registered Independent Public Accounting Firm
The following table sets forth the aggregate fees and expenses billed by Grant Thornton for fiscal years 2023 and 2022.

	2023	2022
Audit Fees	$1,916,506	$1,712,870
Audit-Related Fees	—	—
Tax Fees	12,628	—
All Other Fees	—	453,871
Total	$1,929,134	$2,166,741
In accordance with definitions and rules established by the SEC, “audit fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, “audit-related fees” consist of fees billed for consulting services related to accounting pronouncements and internal control assessments, “tax fees” are fees billed for tax compliance, tax advice and tax planning, and “all other fees” consist of fees billed for operational audits.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by its registered independent public accounting firm prior to commencement of services. The Chair of the Audit Committee has the authority to pre-approve such services, and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. All of the audit and tax services by Grant Thornton were pre-approved in accordance with the Audit Committee’s policies and procedures.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Management has the responsibility for preparation of our financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.
The Audit Committee has reviewed and discussed with our management and Grant Thornton LLP, our registered independent public accounting firm, the audited financial statements of the Company for 2023; has discussed with Grant Thornton LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards; has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence; and has discussed with Grant Thornton LLP their independence from the Company, including whether Grant Thornton LLP’s provision of non-audit services to the Company was compatible with maintaining Grant Thornton LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 12, 2024.
Members of the Audit Committee:
Thomas H Wilson, Jr., Chair
Raynard D. Benvenuti
Christina E. Carroll
Dr. Rajeev Gautam

* The material in the foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. We have adopted a written policy, however, on conflicts of interest, which appears in our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Business Conduct and Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.
ANNUAL REPORT
Our Annual Report on Form 10-K for the year ended December 31, 2023 is being mailed together with this Proxy Statement or made accessible pursuant to the instructions contained in the Notice of Internet Availability. Exhibits to our Annual Report on Form 10-K may be obtained by contacting our Secretary at 6210 Ardrey Kell Road, Suite 120, Charlotte, North Carolina 28277.
Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

Michael C. Felcher
Chief Financial Officer and Corporate Secretary

Charlotte, North Carolina
April 4, 2024
STOCKHOLDERS ARE REQUESTED TO PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR BY MAILING YOUR COMPLETED AND SIGNED PROXY CARD. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX A
NN, Inc.
Amended and Restated 2022 Omnibus Incentive Plan

Section 1. Purpose.
This plan shall be known as the “NN, Inc. Amended and Restated 2022 Omnibus Incentive Plan” (the “Plan”). The Plan amends and restates in its entirety the NN, Inc. 2022 Omnibus Incentive Plan that was approved by the stockholders of NN, Inc. (the “Company”) on May 25, 2022. The purpose of the Plan is to promote the interests of the Company and its stockholders by: (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders.
Section 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
2.1 “Affiliate” means: (i) any entity that, directly or indirectly, is controlled by the Company; (ii) any entity in which the Company has a significant equity interest; (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act; and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.
2.2 “Appreciation Award” means an Award that is payable in Shares and that accretes value only if the Fair Market Value of a Share increases above an amount stated upon the grant date of the Award, which amount shall not be less than the Fair Market Value of a Share on the applicable grant date. Options and SARs are examples of Appreciation Awards.
2.3 “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, or Other Stock-Based Award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.
2.4 “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
2.5 “Board” means the Board of Directors of the Company.
2.6 “Cause” has the meaning ascribed to such term in any employment agreement, separation agreement or other similar agreement between the Company and the Participant or, if there is no such agreement or such term is not defined in such agreement, unless otherwise defined in the applicable Award Agreement, means: (i) conviction of, or plea of nolo contendere by, the Participant under applicable law of a felony or any crime involving moral turpitude; (ii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of the Company or a Subsidiary or Affiliate; (iii) any willful breach of any written policy of the Company or a Subsidiary or Affiliate; or (iv) any violation of the Participant’s duties or responsibilities to the Company or a Subsidiary or Affiliate which constitutes willful misconduct or dereliction of duty. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
2.7 “Change in Control” means, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan maintained by the Company or any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s stock, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total combined voting power of the Company’s then-outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders and which the Board does not recommend such stockholders to accept;

(b) a majority of directors, whose election or nomination for election is not approved by a majority of the members of the Incumbent Board then serving as members of the Board, are elected within any single 24-month period to serve on the Board; or
(c) consummation of:
(i) any cash tender or exchange offer, reorganization, merger or other business combination or contested election, or any combination of the foregoing involving the Company, unless:
(A) the stockholders of the Company, immediately before such transaction or series of transactions, own, directly or indirectly immediately following such transactions, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such transactions in substantially the same proportion as their ownership of the voting securities immediately before such transactions;
(B) individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such transaction or series of transactions constitute a majority of the board of directors of the surviving corporation immediately following such transactions; and
(C) no person (other than (I) the Company or any Subsidiary thereof, (II) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, any Subsidiary thereof, or the surviving corporation, or (III) any person who, immediately prior to such transaction or series of transactions, had beneficial ownership of securities representing 30% or more of the combined voting power of the Company’s then-outstanding securities) has beneficial ownership of securities immediately following such transactions representing 30% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;
(ii) the complete liquidation or dissolution of the Company; or
(iii) the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).
For purposes of this definition, “Incumbent Board” means those persons who either (A) have been members of the Board since the Effective Date or (B) are new directors whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least three-fourths of the members of the Board then in office who either were directors described in clause (A) hereof or whose election or nomination for election was previously so approved, provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any election contest or proxy contest, will be deemed not to have been so approved for purposes of this definition.
Unless otherwise provided in the applicable Award Agreement, solely for the purpose of determining the timing of any payments pursuant to any Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations. No Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change in control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).
2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.9 “Committee” means a committee of the Board composed of not less than two Non-Employee Directors, each of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder, and (ii) “independent” within the meaning of the listing standards of the Nasdaq Stock Market (or such other such market or exchange as is the principal trading market for the Shares) and the rules and regulations of the SEC.
2.10 “Consultant” means any consultant to the Company or its Affiliates, provided that such person is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company.
2.11 “Director” means a member of the Board.

2.12 “Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan; provided, that solely for the purpose of determining the timing of any payments pursuant to any Awards constituting a “deferral of compensation” subject to Section 409A of the Code, unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A of the Code.
2.13 “Early Retirement” means, unless otherwise provided in the applicable Award Agreement, retirement of a Participant with the express consent of the Committee at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate prior to age 60 and/or without ten “points” (as described in Section 2.13 of the Plan), in accordance with any applicable retirement policy of the Company then in effect (or in effect at the time of a previous Change in Control) or as may be approved by the Committee.
2.14 “Effective Date” has the meaning provided in Section 16.1 of the Plan.
2.15 “Employee” means a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.
2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.17 “Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the Nasdaq Stock Market, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method, by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.
2.18 “Good Reason” has the meaning ascribed to such term in any employment agreement, separation agreement or other similar agreement between the Company and the Participant or, if there is no such agreement or such term is not defined in such agreement, unless otherwise defined in the applicable Award Agreement, means the assignment to a Participant following a Change in Control of any duties inconsistent with the Participant’s duties, responsibilities, title, or any other action by the Company that results in a material diminution in the Participant’s annual compensation and other benefits, position, authority, duties or responsibilities, excluding in each case any assignment or action that is remedied by the Company within thirty days of receipt of notice from the Participant.
2.19 “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.
2.20 “Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
2.21 “Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.
2.22 “Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.
2.23 “Normal Retirement” means, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from active employment with the Company or any of its Subsidiaries or Affiliates (i) on or after such Participant’s 60th birthday and (ii) after the Participant has amassed a total of 70 “points,” where each full year of age and each completed year of continuous service with the Company or any of its Subsidiaries or Affiliates is considered one point (partial points are not considered), in accordance with any applicable retirement policy of the Company then in effect (or in effect at the time of a previous Change in Control) or as may be approved by the Committee. Further, for an Award to be subject to “Normal Retirement” treatment, a Participant must furnish a minimum of six (6) months’ notice of his/her retirement and be employed for at least six (6) months following the grant date of such Award.
2.24 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
2.25 “Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.
2.26 “Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan.

2.27 “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.
2.28 “Prior Plan” means the NN, Inc. Amended and Restated 2011 Stock Incentive Plan and/or the NN, Inc. 2016 Omnibus Incentive Plan.
2.29 “Participant” means any Employee, Director or Consultant who receives an Award under the Plan.
2.30 “Performance Award” means any Award granted under Section 8 of the Plan.
2.31 “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
2.32 “Restricted Share” means any Share granted under Section 7, 8 or 10 of the Plan.
2.33 “Restricted Share Unit” means any unit granted under Section 7, 8 or 10 of the Plan.
2.34 “Retirement” means Normal or Early Retirement.
2.35 “SEC” means the Securities and Exchange Commission or any successor thereto.
2.36 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
2.37 “Separation from Service” or “Separates from Service” shall have the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.
2.38 “Shares” means shares of the common stock, par value $0.01 per share, of the Company, or any security into which such shares may be converted by reason of any event of the type referred to in Sections 4.2, 13.3 and 14.3.
2.39 “Specified Employee” has the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.
2.40 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Section 6, 8 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, an amount equal to the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price.
2.41 “Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power, its equity securities or equity interest is owned directly or indirectly by the Company.
2.42 “Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.
Section 3. Administration.
3.1 Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full and final power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to: (i) designate Participants; (ii) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan; (iii) determine the type or types of Awards to be granted to a Participant; (iv) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (v) determine the timing, terms, and conditions of any Award; (vi) accelerate the time at which all or any part of an Award may be settled or exercised; (vii) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (viii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (ix) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate; (x) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable; (xi) make all determinations under the Plan concerning any Participant’s Separation from Service with the Company or a Subsidiary or Affiliate, including whether such separation occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a Separation from Service; (xii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xiii) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant; (xiv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xv) adopt special guidelines and provisions for Persons who are residing in, employed in or subject to the taxes of any domestic or foreign jurisdiction to comply with applicable tax and securities laws of such domestic or foreign jurisdiction; and (xvi) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement related thereto or make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan.
3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees, Directors or Consultants who are eligible to receive, Awards (whether or not such Participants or eligible Persons are similarly situated). A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.
3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section 16.
3.4 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
3.5 Minimum Vesting Period. Except for Substitute Awards, no portion of any Option or SAR Award shall have a vesting period of less than 12 months from the Grant Date; provided, however, that up to five percent (5%) of the number of Shares authorized for grant pursuant to Section 4.1(a) may be subject to Options or SARs that do not meet the minimum vesting requirement set forth in the previous clause.
Section 4. Shares Available for Awards.
4.1 Number of Shares.
(a) Subject to adjustment as provided in Section 4.2, a total of 5.2 million Shares shall be authorized for grant under the Plan, less one (1) Share for every Share that was subject to an option or stock appreciation right granted after March 31, 2022 under a Prior Plan and one and one-half (1.5) Shares for every Share that was subject to an award other than an option or stock appreciation right granted after March 31, 2022 under a Prior Plan, all of which Shares may be used for the granting of ISOs. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit by one and one-half (1.5) Shares for every one (1) Share granted. After the Effective Date, no awards may be granted under any Prior Plan.
(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after March 31, 2022, any Shares subject to an award under the Prior Plan are forfeited, an Award expires or an award under the Prior Plan is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 4.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (I) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option under a Prior Plan, or to satisfy any tax withholding obligation with respect to an Award or an award under a Prior Plan, and (II) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, or a stock appreciation right under a Prior Plan and (III) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under a Prior Plan.
(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination, and shall otherwise comply with the applicable exemption from the stockholder approval requirements of the principle national securities market or exchange on which the Company’s Shares are listed.
(d) Any Shares that again become available for grant pursuant to this Section 4.1 shall be added back as (i) one (1) Share for every Share subject to Options or Stock Appreciation Right granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as one and one-half (1.5) Shares for every Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.
4.2 Adjustments. Without limiting the Committee’s discretion as provided in Section 13 hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, affects the Shares, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; and (3) the grant or exercise price with respect to any Award under the Plan; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award. Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Awards.
Section 5. Eligibility.
Any current or prospective Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10; provided further, that the vesting and exercise of an Award to a prospective Employee, Director or Consultant are conditioned upon such individual attaining such status.
Section 6. Stock Options and Stock Appreciation Rights.
6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option Price or Grant Price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. An Employee who has been granted an Option under the Plan may be granted additional Options under the Plan if the Committee shall so determine; provided, however, that if Options intended to qualify as Incentive Stock Options fail to so qualify for any reason, such Options shall constitute Non-Qualified Stock Options.
6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date such Option is granted pursuant to Section 6.1, and the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date such SAR is granted pursuant to Section 6.1. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 hereof in the form of Options or SARS, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of an SAR after it is granted, (iii) cancel an Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), (iv) cancel an SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.
6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten years from the date such Option or SAR was granted.
6.4 Exercise.
(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.
(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.
(c) An Option or SAR may be exercised, in whole or in part, at any time with respect to whole Shares only within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and in the case of an Option, payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price or Grant Price, as applicable, of such Award by an amount as may be determined by the Committee, the Participant has not exercised the Option or SAR and the Option or SAR has not otherwise expired, the Option or SAR shall be deemed to have been exercised by the Participant on such day pursuant to such procedures as may be determined by the Committee.
(d) Payment of the Option Price shall be made in (i) cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 15.6 of the Plan), such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant having an aggregate Fair Market Value at the time of exercise equal to the total Option Price together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 15.6).
(e) Until Shares subject to the exercise of an Option or SAR have been issued, the Participant exercising such Award shall possess no rights as a stockholder with respect to such Shares. The Company reserves, at any and all times in the Company’s sole discretion, the right to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a method set forth in subsection (d) above, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
(f) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting such Award (or if later, the date on which the Participant first became an Employee, Director or Consultant) and ending on the date of exercise of such Award the Participant is an Employee, Director or Consultant, and shall terminate immediately upon a Separation from Service by the Participant. Notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Separation from Service, whether or not exercisable at the time of such separation; provided, however, that subject to Section 6.4(a), in no event may an Option or SAR be exercised after the expiration date of such Award specified in the applicable Award Agreement.
6.6 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the Participant owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five years from the date such Option is granted.
Section 7. Restricted Shares and Restricted Share Units.
7.1 Grant.
(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time which shall be not less than one year for Participants other than Non-Employee Directors during which the Participant receiving such Award must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in Section 11 of the Plan) that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.
7.2 Delivery of Shares and Transfer Restrictions.
(a) At the time a Restricted Share Award is granted, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant receiving such Award. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant receiving such Award subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.
(b) Unless otherwise provided in the applicable Award Agreement, the Participant receiving an Award of Restricted Shares shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Unless otherwise provided in the applicable Award Agreement, Restricted Share Units shall be subject to similar transfer restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed and the underlying Shares have been delivered to the Participant.
7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement or the Plan relating to the Restricted Share Award shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form). The Company shall have the right to repurchase Restricted Shares at their original issuance price or other stated or formula price (or to require forfeiture of such Shares if issued at no cost) in the event that conditions specified in the Award Agreement with respect to such Restricted Shares are not satisfied prior to the end of the applicable restricted period.
7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units may be settled in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The applicable Award Agreement shall specify whether a Participant will be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares. If the applicable Award Agreement specifies that a Participant will be entitled to dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Restricted Share Units then credited to the Participant, and (ii) any such dividend equivalent right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided, that no dividend equivalents shall be currently paid on Restricted Share Units that are not yet vested; provided further, that such dividend equivalents may be accumulated and paid when and only if the underlying Restricted Share Units vest. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.
Section 8. Performance Awards.
8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.
8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment. The minimum vesting provisions of Section 3.5 hereof shall apply to any Performance Awards that are Appreciation Awards.
8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Except as otherwise determined by the Committee at or after grant, Separation from Service prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.
Section 9. Other Stock-Based Awards.
The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 and 7 above, and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. The minimum vesting provisions of Section 3.5 hereof shall apply to any Performance Awards that are Appreciation Awards.
Section 10. Non-Employee Director and Outside Director Awards.
10.1 Non-Employee Director Awards. The Committee may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Committee, be payable (either automatically or at the election of a Non-Employee Director) in the form of Appreciation Awards, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Committee shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law; provided, that any Appreciation Awards to a Director pursuant to this Section 10.1 shall be subject to the minimum vesting provisions of Section 3.5 hereof.
10.2 Outside Director Awards. The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.
10.3 Director Limits. Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed five hundred thousand dollars in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to the applicable limit in this Section 10.3 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.
Section 11. Provisions Applicable to Performance Awards.
11.1 The Committee may grant Performance Awards based upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:
(a) earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation;
(b) net sales;
(c) operating (or gross) income or profit;
(d) pretax income before allocation of corporate overhead and/or bonus;
(e) productivity or operating efficiencies;
(f) operating income as a percentage of net sales;
(g) return on capital, capital employed or investment, equity, or assets (including economic value created);
(h) after tax operating income;
(i) net income;
(j) earnings or book value per Share;

(k) financial ratios;
(l) cash flow(s);
(m) total sales or revenues or sales or revenues per employee;
(n) capital expenditures as a percentage of net sales;
(o) total operating expenses, or some component or combination of components of total operating expenses, as a percentage of net sales;
(p) stock price or total stockholder return, including any comparisons with stock market indices;
(q) appreciation in or maintenance of the price of the common stock or any publicly-traded securities of the Company;
(r) dividends;
(s) debt or cost reduction;
(t) comparisons with performance metrics of peer companies;
(u) comparisons of Company stock price performance to the stock price performance of peer companies;
(v) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, meeting or reducing budgeted expenditures, attaining division, group or corporate financial goals, meeting business expansion goals (including, without limitation, developmental, strategic or manufacturing milestones of products or projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and meeting goals relating to acquisitions, joint ventures or collaborations or divestitures;
(w) quality or customer satisfaction;
(x) comparable site sales;
(y) economic value-added models; or
(z) any combination thereof.
The Committee may define such performance goals with reference to (i) generally accepted accounting principles (“GAAP”), where applicable, or (ii) non-GAAP financial measures with such definitions, adjustments or modifications of GAAP, as it deems appropriate. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.1 to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action or (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.
11.2 No later than 90 days following the commencement of each performance period (or such other time as the Committee may select while the achievement of such performance goals is uncertain), the Committee shall (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Participant for such performance period. Prior to the payment of any compensation based on the achievement of performance goals applicable to Performance Awards subject to this Section 11, the Committee shall determine (which may be set forth in the minutes of the Committee) whether the applicable performance targets have been achieved and the amounts, if any, payable to Participants for such performance period.
Section 12. Separation from Service.
12.1 The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Separation from Service with the Company, its Subsidiaries and Affiliates, including a separation from the Company with or without Cause, by a Participant voluntarily, including for Good Reason, or by reason of death, Disability, Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

12.2 Unless otherwise provided in this Plan, an Award Agreement, or by a contractual agreement between the Company or a Subsidiary and a Participant, if a Participant’s employment with or service to the Company or a Subsidiary terminates before the restrictions imposed on the Award lapse, the performance goals have been satisfied or the Award otherwise vests, such Award shall be forfeited.
Section 13. Change in Control.
13.1 Assumption, Continuation or Substitution. Unless otherwise provided in an Award Agreement or by a contractual agreement between the Company and a Participant, in the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may (in accordance with Section 409A, to the extent applicable), without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in Section 13.3 to the Participant in respect of such assumed Awards. For purposes of this Section 13.1, if so determined by the Committee, in its discretion, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.2 hereof) confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control.
13.2 Accelerated Vesting. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion, provide in any Award Agreement, or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and Shares acquired pursuant thereto upon such conditions (if any), including termination of the Participant’s service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine. In the event of a Change of Control, and without the consent of any Participant, the Committee may, in its discretion, provide that for a period of at least fifteen days prior to the Change in Control, any Appreciation Awards shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Appreciation Awards shall terminate and be of no further force and effect.
13.3 Certain Terminations. Unless otherwise provided by the Committee, or in an Award Agreement or by a contractual agreement between the Company and a Participant, if, within one year following a Change in Control, a Participant Separates from Service with the Company (or its successor) by reason of (a) death; (b) Disability; (c) Retirement; (d) for Good Reason by the Participant; or (e) involuntary termination by the Company for any reason other than for Cause, all outstanding Awards of such Participant shall vest, become immediately exercisable and payable and have all restrictions lifted. For purposes of an Award subject to Section 409A of the Code, Good Reason shall exist only if (i) the Participant notifies the Company of the event establishing Good Reason within ninety days of its initial existence, (ii) the Company is provided thirty days to cure such event and (iii) the Participant Separates from Service with the Company (or its successor) within one hundred eighty days of the initial occurrence of the event.
13.4 Cash Settlement of Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share (including pursuant to Section 13.2) subject to such Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and may be paid in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
13.5 Performance Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the

Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, and (iii) the Company shall cause to be paid to each Participant such partial or full Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. In the absence of such a determination, any Performance Awards will be vested or paid based on the amount payable or vested pursuant to the Performance Award based on achievement of “target” performance under the relevant performance goals, but pro-rated based on the number of days that have elapsed in the performance period between the date of grant and the date of the Change in Control.
Section 14. Amendment and Termination.
14.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination (including with respect to the provisions of Section 3.5 and Section 6.2) shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.
14.2 Amendments to Awards. Subject to the restrictions of Section 3.5 and Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
14.3 Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.
14.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the corporate secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
Section 15. General Provisions.
15.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.
15.2 Dividend Equivalents. No dividend equivalent rights shall be granted with respect to Appreciation Awards. In the sole and complete discretion of the Committee, however, any other Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and only to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

15.3. Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of section 409A of the Code. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to additional taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable performance period and the last day of the “applicable 2 1⁄2 month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.
15.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.
15.5 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
15.6 Tax Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or such Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to the Participant); and/or (b) tendering to the Company or an Affiliate Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, in each case (x) as may be required to avoid the Company’s or the Affiliate’s incurring an adverse accounting charge and (y) based on the Fair Market Value of the Shares on the wage payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
15.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered (including, but not limited to, through an online equity incentive plan management portal) to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8 Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary unless provided otherwise in such other plan.
15.9 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.
15.10 No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.
15.11 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
15.12 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
15.13 Other Laws. The Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered pursuant to the Plan until: (a) all conditions of the applicable Award Agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle the Company to recover amounts under Section 16(b) of the Exchange Act from such Participant or holder or beneficiary of the Shares or Award. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue the Shares as to which such requisite authority shall not have been obtained.
15.14 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.
15.15 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
15.15 Clawback. Any Award granted pursuant to this Plan (including any proceeds, gains or other economic benefit the Participant actually or constructively receives related to an Award or the receipt or resale of any Shares underlying the Award) shall be subject (including on a retroactive basis) to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (b) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (c) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

15.16 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 16. Term of the Plan.
16.1 Effective Date. The Plan shall be effective as of May 14, 2024 (the “Effective Date”) provided it has been approved by the Company’s stockholders.
16.2 Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39678-P08295

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NN, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Raynard D. Benvenuti
02) Harold C. Bevis
03) Christina E. Carroll
04) João Faria
05) Dr. Rajeev Gautam
06) Jeri J. Harman
07) Thomas H. Wilson, Jr.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Approval of the Amended and Restated NN, Inc. 2022 Omnibus Incentive Plan.	☐	☐	☐
3. Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc.	☐	☐	☐
4. Advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as registered independent public accounting firm.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V39679-P08295

NN, INC.
6210 Ardrey Kell Road, Suite 120
Charlotte, NC 28277

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 AM EDT ON MAY 14, 2024, AT HILTON GARDEN INN CHARLOTTE WAVERLY, 7415 WAVERLY WALK AVENUE, CHARLOTTE, NORTH CAROLINA 28277.

The undersigned stockholder hereby appoints Harold C. Bevis, Michael C. Felcher and Timothy M. French, each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL" NOMINEES IN ITEM 1, "FOR" ITEMS 2, 3 AND 4 AND "FOR" WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS.

Continued and to be signed on reverse side